                                    AGREEMENT


                  AGREEMENT (this "Agreement"), dated as of November 8, 1997, among BROWNING-FERRIS INDUSTRIES, INC., a Delaware corporation ("Parent"), BFI INTERNATIONAL, INC., a Delaware corporation ("International"), SUEZ LYONNAISE DES EAUX, S.A., a societe anonyme organized under the laws of the Republic of France ("Lion"), and SITA, S.A., a societe anonyme organized under the laws of the Republic of France ("Purchaser").

                              W I T N E S S E T H :

                  WHEREAS, Parent and International, a direct wholly-owned subsidiary of Parent, are primarily engaged, through direct or indirect subsidiaries of Parent or International in the waste business, including the collection, transportation, disposal, and processing of solid and medical waste, the collection, transportation, processing and marketing or disposal of recyclable materials, the collection, treatment and disposal of hazardous materials and related activities, including quarrying operations, gas and electricity production, transportation of sand, gravel and asphalt, and pipe inspection and renovation, outside the United States, Canada and Mexico (the "Waste Business");

                  WHEREAS, Parent and International wish to sell and transfer to Purchaser, and Purchaser desires to purchase from Parent and International, Parent's and International's respective right, title and interest in and to the Waste
Business;

                  WHEREAS, in connection with such sale and transfer, Parent and International wish to sell and transfer to Purchaser and/or subsidiaries of Purchaser (or cause to be sold and transferred to Purchaser and/or subsidiaries of Purchaser), and Purchaser desires to purchase and/or cause its subsidiaries to purchase from Parent and International, all of the Shares (as defined herein);

                  WHEREAS, in connection with such sale and transfer, prior to the execution and delivery of this

Agreement Purchaser and OHI Holding International B.V.("Oscar") have entered into a shareholders agreement with respect to the Oscar Joint Venture (as defined herein);

                  NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and on the terms and subject to the conditions set forth herein, the parties agree as follows:

                  1. (a) Specific Definitions. As used in this Agreement and the attached Annexes, the following terms shall have the meanings set forth or referred to below:

                  "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including any Subsidiary of such Person.

                  "French GAAP" means generally accepted accounting principles in France as applied from time to time by Purchaser.

                  "International Subsidiaries" means, collectively, the Persons listed on the draft organizational chart attached as Annex A to this Agreement and any other Subsidiary of Parent through which the Waste Business is conducted, except as set forth in Annex A. The Parties shall consult concerning whether any business entities should be added to or deleted from Schedule A in order to cause Schedule A to conform to the financial statements for the Waste Business previously provided by Parent to Purchaser and shall agree in good faith on any revisions to Schedule A within 30 days of the date of this Agreement.

                  "Oscar Joint Venture" means Otto Entsorgungsdienstleistungen GmbH.

                  "Parent Subsidiaries" means, collectively, all of the Subsidiaries of Parent, including but not limited to International and the International Subsidiaries.

                  "Person" means any individual, corporation, joint stock company, limited liability company, partnership, firm, joint venture, trust, association, unincorporated organization, governmental or regulatory body or other entity.

                  "Purchaser Shares" means the ordinary shares, FF 50 par value, of Purchaser.

                  "Selling Entities" means, collectively, any Parent Subsidiaries that own, beneficially or of record, any of the Shares.

                  "Shares" means, collectively, the number and type of equity securities and other ownership interests of the International Subsidiaries specified in Schedule 1.

                  "Subsidiary" means, with respect to any Person, any other Person, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its direct or indirect Subsidiaries or by such Person and any one or more of its respective Subsidiaries. The term Subsidiary, when used with respect to Parent and International, shall be deemed to include the Oscar Joint Venture.

                  "Waste Business" has the meaning set forth in the Recitals.

                  (b) Schedule of Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them in the sections indicated below.


          Term                                           Section
          ----                                           -------
Acquisition Documents................................... 8(b)(iv)
Agreement............................................... Preamble

                  Term                                               Section
                  ----                                               -------
Ancillary Agreements................................................ Annex I,
                                                                     Section 1.5
Approval............................................................ Annex I,
                                                                     Section 1.7
Arbitration Rules................................................... 18(b)
Auditors............................................................ 3(e)
Cash Consideration.................................................. 2(a)
Closing............................................................. 2(b)
Closing Date........................................................ 2(b)
Consideration....................................................... 2(a)
Consideration Shares................................................ 2(a)
Contracts........................................................... Annex I,
                                                                     Section 1.8
Contracts........................................................... Annex II,
                                                                     Section 2.7
Environmental Law................................................... Annex I,
                                                                     Section 1.25
Full Rights Subscription............................................ 2(d)(iv)
Governmental Entity................................................. 12
Hazardous Substance................................................. Annex I,
                                                                     Section 1.25
International....................................................... Preamble
International Acquisition Proposal.................................. 6(a)
International Balance Sheet......................................... Annex I,
                                                                     Section 1.9(a)
International Employee Benefit Plans................................ Annex I,
                                                                     Section 1.26
International Existing Real Property
 Lease.............................................................. Annex I,
                                                                     Section 1.21
International Financial Statements.................................. Annex I,
                                                                     Section 1.9(a)
International Income Statement...................................... Annex I,
                                                                     Section 1.9(a)
International Intellectual Property................................. Annex I,
                                                                     Section 1.23

                  Term                                               Section
                  ----                                               -------
International Material Adverse Effect............................... Annex I,
                                                                     Section 1.1
International Material Contracts.................................... Annex I,
                                                                     Section 1.14
International Personal Property Leases.............................. Annex I,
                                                                     Section 1.22(b)
Law................................................................. Annex I,
                                                                     Section 1.8
Lion................................................................ Preamble
Local GAAP.......................................................... Annex I,
                                                                     Section 1.9(a)
Loss................................................................ Annex VI,
                                                                     Section 6.2
Measuring Date...................................................... 2(d)(i)
Measuring Price..................................................... 2(d)(i)
Net Short-term and Long-term Debt................................... 2(b)
Net Worth........................................................... 2(b)
Oscar............................................................... Recitals
Parent.............................................................. Preamble
Parent Closing Consents............................................. Annex I,
                                                                     Section 1.10
Parent Contracts.................................................... Annex I,
                                                                     Section 1.8
Parent Minimum...................................................... 2(d)(iv)
Proposed Parent Schedules........................................... 3(c)
Proposed Purchaser Schedules........................................ 3(d)
Purchased Entity.................................................... Annex I,
                                                                     Section 1.3
Purchaser........................................................... Preamble
Purchaser Acquisition Proposal...................................... 6(b)
Purchaser Balance Sheet............................................. Annex II,
                                                                     Section 2.8
Purchaser Balance Sheet Date........................................ Annex II,
                                                                     Section 2.8

                  Term                                              Section
                  ----                                              -------
Purchaser Closing Consents......................................... Annex II,
                                                                    Section 2.9
Purchaser Contracts................................................ Annex II,
                                                                    Section 2.7
Purchaser Employee Benefit Plans................................... Annex II,
                                                                    Section 2.25
Purchaser Existing Real Property                                    Annex II,
 Leases............................................................ Section 2.20
Purchaser Financial Statements..................................... Annex II,
                                                                    Section 2.8
Purchaser Income Statement......................................... Annex II,
                                                                    Section 2.8
Purchaser Intellectual Property.................................... Annex II,
                                                                    Section 2.22
Purchaser Material Adverse Effect.................................. Annex II,
                                                                    Section 2.1
Purchaser Material Contracts....................................... Annex II,
                                                                    Section 2.13(a)
Purchaser Personal Property Leases................................. Annex II,
                                                                    Section 2.21(b)
Rights Offering.................................................... 8(b)(i)
Shareholders Agreement............................................. 8(b)(ii)
Shareholders Meeting............................................... 2(d)
Swire/BFI.......................................................... 2(b)
Tax Return......................................................... 4(c)
Taxes.............................................................. 4(a)
Technical Cooperation Agreement.................................... 8(b)(iii)
Transaction Agreement.............................................. 2(a)
Transfer Taxes..................................................... 4(c)
U.S. GAAP.......................................................... 3(e)


                  2. Purchase and Sale of Shares. (a) Each of the parties agrees that it shall enter into a Transaction Agreement (the "Transaction Agreement"), and such other local transfer agreements, as necessary, and Purchaser shall, and Parent shall cause the relevant Selling Entity or Selling Entities to, enter into a Traite d'Apport providing for the purchase by Purchaser and/or one or more of its Subsidiaries and the sale by Parent and International of all of the Shares and various intercompany loans, in consideration for the payment to Parent (and/or Subsidiaries of Parent) of an aggregate of US$1 billion in cash, payable in U.S. dollars (the "Cash Consideration") and the issuance to Parent (and/or wholly owned Subsidiaries of Parent) of the number of Purchaser Shares determined as set forth in Section 2(d) (the "Consideration Shares" and, collectively with the Cash Consideration, the "Consideration"). It is anticipated that the Shares and intercompany loans of Waste Care, Ltd. and BFI Acquisition, Ltd. will be contributed pursuant to the Traite d'Apport. The allocation of the Shares as between the Traite d'Apport and the Transaction Agreement shall be adjusted, if necessary, by the parties prior to the execution of the Traite d'Apport such that the value of the assets is sufficient to permit the Commissaire aux Apports to issue a favorable report.

                  (b) Purchaser agrees that, at the closing of the transaction (which is expected to occur on the last day of a calendar month) (the "Closing"), (i) the amount of Net Short-term and Long-term Debt (as defined below) of the International Subsidiaries (including the Oscar Joint Venture) will be no higher than $215.5 million; and (ii) the amount of Net Worth (as defined below) will be no lower than $262 million. For purposes of this Agreement, "Net Short-term and Long-term Debt" shall mean the sum of (i) 100% of the short-term and long-term debt of the International Subsidiaries other than the Oscar Joint Venture and Swire/BFI Waste Services, Ltd. ("Swire/BFI"), less 100% of the cash and marketable securities of such Subsidiaries, (ii) 50% of (A) the short-term and long-term debt of the Oscar Joint Venture and its consolidated Subsidiaries, less (B) the cash and marketable securities of the Oscar Joint Venture and such Subsidiaries, and (iii) 50% of (A) the short-term and long-term debt of Swire/BFI and its consolidated Subsidiaries, less (B) the cash and marketable securities of Swire/BFI and loans by Swire/BFI to the Swire group. Net Short-term and Long-term Debt shall exclude intercompany debt transferred to the Purchaser pursuant to Section 2(c). For purposes of this Agreement, "Net Worth" shall mean the difference of (i) the sum of shareholders equity and intercompany loans of the International Subsidiaries (including subordinated loans to the Oscar Joint Venture), and (ii) the amount of goodwill of the International Subsidiaries. For purposes of applying the provisions of this Section 2(b), the comparison of the amounts set forth herein and the amounts for such items at Closing will be made on a constant currency basis and the amounts for such items will be calculated based on a balance sheet prepared in accordance with U.S. GAAP (as defined below). The Transaction Agreement will provide for a post-closing adjustment in favor of Purchaser in the event that any of the foregoing items is not satisfied. It is the intent of the Parties that the foregoing provisions and post-closing adjustment operate to permit Parent and International to retain the benefits of (or bear the cost of) ordinary course net income (or losses) between the date of this Agreement and the date of the Closing (the "Closing Date"). The foregoing provisions are not intended to permit Parent and International to retain income generated outside of the ordinary course of business (e.g., arising from a sale of assets out of the ordinary course of business).

                  (c) At the Closing, Parent shall, and shall cause the Parent Subsidiaries to, assign and transfer, for no additional consideration, all of their respective rights as creditors with respect to indebtedness owed by the International Subsidiaries, on the one hand, to Parent and the Parent Subsidiaries which are not International Subsidiaries, on the other hand (including the loan to the Oscar Joint Venture). At or prior to the Closing, Parent shall, and shall cause the Parent Subsidiaries to, pay in full all intercompany accounts which represent indebtedness of Parent or the Parent Subsidiaries which are not International Subsidiaries owed to the International Subsidiaries.

                  (d) The Closing Date of the transaction will be the date of the extraordinary meeting of Purchaser's shareholders (the "Shareholders Meeting") to approve the issuance of the Consideration Shares and the Rights Offering (as defined below). It is contemplated by the parties that at the Closing, Parent shall receive Purchaser Shares having a value approximating as closely as possible, pursuant to the following procedure, FF 2,700,000,000. In this regard, the Transaction Agreement shall contain provisions to the following effect:

           (i) There shall be determined a "Measuring Price" for a Purchaser Share which shall be the average per share closing price per share on the Paris Stock Exchange for the 15 trading days ending on the last trading day which is 21 calendar days, or the next earlier trading day, prior to the date on which the assemblee generale of Purchaser contemplated by this Agreement (and at which the Rights Offering is to be approved) is to be held, such date being herein referred to as the "Measuring Date".

           (ii) The "Measuring Price" shall be the per share price at which the Purchaser Shares are to be offered pursuant to the Rights Offering.

           (iii) If the Measuring Price is equal to or greater than FF 1,080 on the Measuring Date, the number of Purchaser Shares to be issued to Parent on the Closing Date shall be fixed as that number of whole Purchaser Shares (rounding to the nearest whole number) equal to the quotient obtained by dividing FF 2,700,000,000 by the Measuring Price. Such number of shares so determined shall be issued to Parent on the Closing Date.

           (iv) If the number of Purchaser Shares to be issued to Parent on the Closing Date pursuant to the foregoing procedure shall be less than 15% of the outstanding Purchaser Shares (the "Parent Minimum") after the consummation of the transactions contemplated hereby and assuming

                  100% subscription ("Full Rights Subscription") of all Purchaser Shares to be offered pursuant to the Rights Offering, then either Parent or Purchaser shall have the right to terminate (by action of their respective boards of directors) the Transaction Agreement.

           (v) If the Measuring Price is less than FF 1,080 on the Measuring Date, Purchaser shall issue 2,500,000 Purchaser Shares to Parent at Closing.

           (vi) Lion, Purchaser and Parent agree that neither they nor any of their respective Affiliates nor any other person under the direction or at the request thereof shall, directly or indirectly, effect purchases of Purchaser Shares during the 15 days prior to the Measuring Date.

           (vii) Notwithstanding any provision to the contrary herein, if following the issuance of the Purchaser Shares and assuming Full Rights Subscription Lion would own less than 50.3% of the outstanding Purchaser Shares, Lion shall have a right to terminate this Agreement or the Transaction Agreement, as the case may be.

           (viii) Any determination by Purchaser or Parent, as the case may be, to terminate the Transaction Agreement pursuant to the foregoing provisions shall be exercised no later than five business days after the Measuring Date.

                  (e) Parent and Purchaser agree that Purchaser will promptly after the date hereof enter into and maintain a call option for US$1,000,000,000 at a price of not more than FF6 per US$1, exercisable at any time prior to the Closing. Parent shall pay to Purchaser 27.5% of the cost of purchasing such call option up to a maximum of US$2,000,000 no later than (i) the Closing, or (ii) three days following the termination of this Agreement or the Transaction Agreement, as the case may be. In the event of the termination of this Agreement or the Transaction Agreement, Purchaser shall sell such call option and shall pay 27.5% of the net proceeds of such sale (if any) to Parent up to a maximum of US$2,000,000.

                  3. Representations, Due Diligence and Conditions to the Transaction Agreement. (a) The Transaction Agreement shall contain representations by Parent and International as set forth in Annex I and of Purchaser as set forth in Annex II, in each case with schedules included to qualify, where appropriate, such representations

                  (b) Immediately following the execution of this Agreement, Purchaser shall commence a 70-day due diligence review of the International Subsidiaries and Parent shall commence a 70-day due diligence review of Purchaser. Parent, International and Purchaser, as the case may be, shall cooperate in full with such due diligence review and shall grant (and cause their Subsidiaries to grant) reasonable access to their facilities, personnel, books and records to the other Party and its investment bankers, accountants, attorneys and other advisors in connection with such review.

                  (c) Prior to the fortieth day following the date of this Agreement, Parent shall deliver to Purchaser a complete set of schedules proposed to be appended to the Transaction Agreement in respect of Parent's representations therein (the "Proposed Parent Schedules"). If (i) the Proposed Parent Schedules or any amendments or supplements thereof (including the final versions of the Schedules) refer to matters concerning the International Subsidiaries, or there otherwise come to Purchaser's attention after the date hereof as a result of Purchaser's due diligence review any other matters concerning the International Subsidiaries which should be included in Parent's Schedules, which in the aggregate have caused or resulted, or could reasonably be expected to cause or result, in losses, claims, damages or liabilities not specifically reserved for in the International Financial Statements in an amount in excess of $25,000,000, or (ii) the Proposed Parent Schedules or any amendments or supplements thereto (including the final versions of the Schedules) refer to, or there otherwise come to Purchaser's attention, any non-competition agreements to which the International Subsidiaries are a party that may extend to the operations of Purchaser or Lion which, in Purchaser's or Lion's commercially reasonable judgment could have a material adverse effect on the ability of either Purchaser or Lion to conduct its business as currently conducted, then, in either such case, Purchaser shall have the right to terminate this Agreement by giving notice to Parent within 70 days of the date of this Agreement. Parent shall not amend or supplement the disclosure schedules to the Transaction Agreement on or following the seventieth day following the date of this Agreement.

                  (d) Prior to the fortieth day following the date of this Agreement, Purchaser shall deliver to Parent a complete set of schedules proposed to be appended to the Transaction Agreement in respect of Purchaser's representations therein (the "Proposed Purchaser Schedules"). If the Proposed Purchaser Schedules or any amendments or supplements thereof (including the final versions of the Schedules) refer to matters concerning Purchaser, or there otherwise come to Parent's attention after the date hereof as a result of Parent's due diligence review any other matters concerning Purchaser which should be included in Purchaser's Schedules, which have, in either case, not theretofore been publicly disclosed with sufficient time so that the Market Price of the Purchaser Shares to be delivered at Closing reflects information concerning such matters and such matters, in the aggregate, have caused or resulted, or could reasonably be expected to cause or result, in losses, claims, damages or liabilities not specifically reserved for in the Purchaser Financial Statements in an amount in excess of $25,000,000, Parent shall have the right to terminate this Agreement by giving notice to Purchaser within 70 days of the date of this Agreement. Purchaser shall not amend or supplement the disclosure schedules to the Transaction Agreement on or following the seventieth day following the date of this Agreement.

                  (e) In addition to the provisions of Section 3(b), during the 70-day period following the date of this Agreement, an internationally recognized firm of auditors independent of Parent and the Parent Subsidiaries and retained by Purchaser (the "Auditors") shall conduct an examination of the financial statements, books and records of the Selling Entities and the International Subsidiaries. Parent and International shall, and shall cause the Parent Subsidiaries to, cooperate in full with such examination and shall grant (and cause the Parent Subsidiaries to grant) the Auditors reasonable access to their facilities, personnel, books and records in connection with such examination. If the Auditors shall issue a written determination that either (i) the amount of Net Worth as of September 30, 1997 determined in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") is 10% or more less than $274 million (i.e., the U.S. GAAP Net Worth at September 30, 1997) or (ii) the amount of Net Worth as of September 30, 1997 determined in accordance with French GAAP is 10% or more less than $284 million (i.e., the French GAAP Net Worth at September 30, 1997), then Purchaser shall have the right to terminate this Agreement by giving notice to Parent within 80 days of the date hereof. In making such Net Worth determination, the Auditors shall use the same French accounting principles as those previously communicated to Parent by Purchaser (including, for example, goodwill amortization periods, depreciable lives and methods, treatment of lease obligations, proportional consolidation in Germany, treatment of general environmental reserves and municipal receivables in Spain and nonrecognition of goodwill of Oscar Affiliates) and refrain from making judgmental adjustments without an objective basis in fact, including adjustments relating to environmental matters, loss contracts, receivable reserves and goodwill realization. Such principles shall be set forth in a written protocol furnished to Parent by Purchaser as promptly as possible following the date hereof and approved by Purchaser, such approval not to be unreasonably denied or withheld. Any adjustments associated with Australia, Finland and New Zealand shall be taken into account only to the extent such adjustments are in excess of $4,000,000. In the event that the difference in Net Worth in U.S. GAAP or

French GAAP is greater than 10% but less than 15%, Parent shall have the right, but not the obligation, to increase the target Net Worth at Closing for purposes of Section 2(b) by the greater of (i) the difference between $274 million and Net Worth as of September 30, 1997, determined in accordance with U.S. GAAP, and
(ii) the difference between $284 million and Net Worth as of September 30, 1997, determined in accordance with French GAAP. The provisions of this Section 3(e) shall not affect Purchaser's rights under Section 2(b) of this Agreement.

                  (f) It shall be a condition precedent to each party's execution of the Transaction Agreement that a commercial bank of national standing in the United States or international standing in Europe shall have issued to Purchaser a letter in customary form stating that it is "highly confident" (or similar wording) that Purchaser will be able to borrow an aggregate amount equivalent to or greater than $600 million from a commercial bank or commercial banks on terms and subject to conditions customarily extended to borrowers of size and creditworthiness similar to Purchaser, assuming (for purposes of determining the size and creditworthiness of Purchaser) that the transactions contemplated by this Agreement have been consummated.

                  4. Tax Matters. (a) Parent's Indemnification of Purchaser. The Transaction Agreement shall provide that Parent and International shall be liable for and shall indemnify and hold harmless Purchaser and its Affiliates from, against and in respect of (i) any taxes (including without limitation, income, gross receipts, windfall profits, gains, excise, severance, property, production, sales, value added, use, transfer, license, franchise, employment, withholding, capital, wage or similar taxes or assessments, together with interest, additions or penalties with respect thereto and any interest in respect of such interest, additions or penalties (collectively, "Taxes")), imposed with respect to the Selling Entities, (ii) any Taxes imposed with respect to any of the International Subsidiaries for the taxable periods, or portions thereof, ended on or before the Closing Date, and (iii) any Transfer

Taxes for which Parent is liable pursuant to Section 4(c) hereof, except with respect to clauses (i) and (ii), Tax liabilities (A) previously paid, or (B) previously reserved for and reflected in the International Financial Statements.

                  (b) Purchaser's Indemnification of Parent. The Transaction Agreement shall provide that Purchaser shall indemnify and hold harmless Parent and its Affiliates (other than the International Subsidiaries) from, against and in respect of any Taxes imposed with respect to any of the International Subsidiaries for any taxable period, or portion thereof, beginning after the Closing Date.

                  (c) Transfer Taxes. All excise, sales, use, transfer, stamp, documentary, filing, recording and other similar taxes and fees which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement or the Transaction Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such interest, additions or penalties ("Transfer Taxes"), shall be borne by Parent. Any return, declaration, report, claim for refund or information return or statement thereto, including any amendment thereof, relating to Taxes (each, a "Tax Return") that must be filed in connection with Transfer Taxes shall be (i) prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Return, (ii) prepared on a basis that is consistent with the allocation of the Consideration determined hereunder and (iii) provided to the other party at least 10 days prior to the applicable due date.

                  (d) Cooperation. The Parties agree to negotiate in good faith with respect to the provisions of the Transaction Agreement concerning preparation of Tax Returns, conducting of Tax audits and contesting of Tax disputes and cooperation with respect to Tax matters generally.

                  5. Interim Operations of International. (a) Parent and International covenant and agree that, from the date hereof and prior to the Closing (unless Purchaser shall have previously consented in writing and except as specifically provided by this Agreement), International and the International Subsidiaries will not take any of the actions described in Section 1.13 of Annex I.

                  (b) Purchaser covenants and agrees that, from the date hereof and prior to the Closing (unless Parent shall have previously consented in writing and except as specifically provided by this Agreement), Purchaser will not take any of the actions described in Section 2.12 of Annex II.

                  (c) Until the Closing, Parent shall furnish to Purchaser copies of interim monthly financial statements for International and the International Subsidiaries (prepared in accordance with U.S. GAAP and, no less frequently than each fiscal quarter, prepared for International and the International Subsidiaries for such fiscal quarter on a combined basis) as soon as practicable but in any event within 35 days after the end of each month or quarter, as the case may be, together with any information ordinarily prepared in connection with such financial statements. All such interim financial statements shall fairly present in all material respects in accordance with U.S. GAAP the separate company, combined or consolidated, as the case may be, financial position of International and the International Subsidiaries covered thereby at the respective dates thereof, and the results of their separate company or consolidated, as the case may be, operations, stockholders' equity and cash flows for International and the International Subsidiaries covered thereby for the respective periods covered thereby, subject to year-end adjustments (consisting of normal recurring accruals) and the omission of explanatory footnote materials required by U.S. GAAP. Parent shall, and shall cause its accountants to, assist Purchaser in translating all financial statements provided pursuant to this Section into French GAAP.

                  (d) Until the Closing, Purchaser shall furnish to Parent copies of such interim monthly financial statements for Purchaser (prepared in accordance with French

GAAP and, no less frequently than each fiscal quarter, prepared for Purchaser for such fiscal quarter on a combined basis) as it prepares in the ordinary course of its business, as soon as practicable but in any event within 35 days after the end of each month or quarter, as the case may be, together with any information ordinarily prepared in connection with such financial statements. To the extent that such financial statements include balance sheets, all such interim financial statements shall fairly present in all material respects in accordance with French GAAP the financial position of Purchaser covered thereby at the respective dates thereof, and, to the extent that such financial statements include income statements and cash flow statements, the results of consolidated operations, stockholders' equity and cash flows for Purchaser covered thereby for the respective periods covered thereby, subject to year-end adjustments (consisting of normal recurring accruals) and the omission of explanatory footnote materials required by French GAAP. Purchaser shall, and shall cause its accountants to, assist Parent in translating all financial statements provided pursuant to this Section into U.S. GAAP.

                  (e) Until the Closing, Parent and International shall cause the International Subsidiaries to have sufficient working capital to allow the International Subsidiaries to maintain their working capital at prudent levels which are sufficient to support their continued operations in the ordinary course of their business and consistent with past practices.

                  (f) Parent agrees that it will not consent to any transfer of an interest in the Oscar Joint Venture by any other shareholder in the Oscar Joint Venture. Parent further agrees that, from September 30, 1997 through the date of Closing, Parent and the Parent Subsidiaries have not taken, accepted or received and will not take, accept or receive any dividends or distributions paid in cash, stock or other assets in respect of its interest in the Oscar Joint Venture or any payment of interest in respect of indebtedness owed by the Oscar Joint Venture to Parent or the Parent Subsidiaries unless all such amounts have been or will be loaned to the Oscar Joint Venture and will constitute intercompany loans transferred to Purchaser without any additional consideration at the Closing.

                  6. Acquisition Proposals. (a) Parent agrees that, except as otherwise agreed among the parties, neither Parent nor any Parent Subsidiaries nor any of the respective employees, officers, directors, agents or representatives (including counsel, financial advisors and accountants) of Parent or the Parent Subsidiaries shall, and Parent shall cause such Persons not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Parent or any Parent Subsidiary) with respect to a merger, consolidation, acquisition, disposition or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities or ownership interests of, International or any International Subsidiary (any such proposal or offer being hereinafter referred to as an "International Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an International Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an International Acquisition Proposal. Parent shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Parent shall take all necessary steps to inform the Persons referred to in the first sentence of this Section of the obligations undertaken by Parent in this Section. Parent shall notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Parent, any Parent Subsidiary or, to its knowledge, any of the Persons referred to in the first sentence of this Section. Parent shall promptly request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring any assets, liabilities and/or equity securities or ownership interests of International or any International Subsidiary to return all confidential information heretofore furnished to such person by or on behalf of Parent or any Parent Subsidiary.

                  (b) Purchaser and Lion agree that, except as otherwise agreed among the parties, neither Purchaser, Lion nor any of their respective Subsidiaries nor any of their respective employees, officers, directors, agents or representatives (including counsel, financial advisors and accountants) shall, and Purchaser and Lion shall cause such Persons not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Purchaser, Lion or any of their respective Subsidiaries) with respect to a merger, consolidation, acquisition, disposition or similar trans action involving, or any purchase of all or any significant portion of the assets or of the equity securities or ownership interests of Purchaser (any such proposal or offer being hereinafter referred to as a "Purchaser Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to a Purchaser Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Purchaser Acquisition Proposal. Lion and Purchaser shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Lion and Purchaser shall take all necessary steps to inform the Persons referred to in the first sentence of this Section of the obligations undertaken by Lion and Purchaser in this Section. Lion and Purchaser shall notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Purchaser, Lion, any of their respective Subsidiaries or, to its knowledge, any of the Persons referred to in the first sentence of this Section. Purchaser and Lion shall promptly request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring any assets, liabilities and/or equity securities or ownership interests of Purchaser to return all confidential information heretofore furnished to such person by or on behalf of Purchaser, Lion or any of their respective Subsidiaries.

                  7. Meeting of Purchaser's Shareholders. The Transaction Agreement shall provide that Purchaser shall take, consistent with applicable law and its statuts, all action necessary to convene a special meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the issuance of the Consideration Shares as well as the Rights Offering and Debt Offering.

                  8. Certain Transactions. (a) Prior to the Closing, Purchaser shall use its best efforts, subject to market conditions, to borrow an aggregate amount equivalent to US$600,000,000 from a commercial bank or commercial banks on terms and subject to conditions customarily extended to borrowers of size and creditworthiness similar to Purchaser.

                  (b) Prior to or contemporaneously with the Closing:

                  (i) Purchaser shall take, consistent with applicable law and its statuts, all actions necessary to commence, on the Closing Date, a rights offering to raise approximately FF 2.4 billion from its existing shareholders (the "Rights Offering").

                  (ii) Parent and Lion shall execute and deliver, each to the other, a Shareholders Agreement in the form set forth in Annex B (the "Shareholders Agreement").

                  (iii) Parent and Purchaser shall execute and deliver, each to the other, a Technical Cooperation Agreement on the terms set forth in Annex C (the "Technical Cooperation Agreement").

                  (iv) Parent shall assign to Purchaser the benefits (including the benefits of any indemnification provisions) of each agreement, instrument, contract or arrangement executed within the last five years pursuant to which Parent or any Parent Subsidiary acquired any assets, liabilities or operations of the International Subsidiaries having a value of $5,000,000 or more in the aggregate (collectively, the "Acquisition Documents") to the extent that the Acquisition Documents relate to any assets, liabilities and operations of the International Subsidiaries.

                  (v) Prior to Closing, Parent shall, or shall cause a Subsidiary to, acquire all shares of Browning-Ferris Industries Iberica S.A. not currently held by Parent or its Subsidiaries. In connection with such transaction, Parent may cause Browning-Ferris Industries Iberica S.A. to reverse the minority interest reserves included in its balance sheet at September 30, 1997 in respect of the acquisition of such interest.

                  (vi) Without the prior written consent of Purchaser, Parent shall cause the International Subsidiaries not to prepay and refinance long-term indebtedness with short-term indebtedness.

                  9. Regulatory Approvals. The Parties shall use their respective best efforts to obtain all necessary regulatory consents and to cooperate fully with each other in seeking to obtain such consents.

                  10. Conditions. Annex III sets out the conditions to the obligations of all Parties to consummate the transactions contemplated by the Transaction Agreement. Annex IV sets out the conditions to the obligations of Parent and International to consummate the transactions contemplated by the Transaction Agreement. Annex V sets out the conditions to the obligations of Purchaser to consummate the transactions contemplated by the Transaction Agreement. The Transaction Agreement shall not provide other conditions to be satisfied.

                  11. Survival and Indemnification. The Transaction Agreement shall provide for the survival of certain representations and indemnification among the parties as set forth in Annex VI.

                  12. Publicity. The initial press release concerning the matters contemplated by this Agreement shall be a joint press release and thereafter Parent and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any court, tribunal, arbitrator, arbitration panel, or any governmental, administrative, or regulatory authority, agency, commission, or body or similar entity ("Governmental Entity") or with any securities exchange with respect thereto. Notwithstanding the foregoing, any party shall have the right to make such disclosure of the matters contemplated by this Agreement as is required under applicable law, provided, however, that the disclosing party shall give the other parties reasonable prior notice of each such disclosure.

                  13. Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  14. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

                  15. Entire Agreement. This Agreement (including all Schedules and Annexes hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which will remain in full force and effect for the term provided for therein.

                  16. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall be considered one and the same instrument.

                  17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE REPUBLIC OF FRANCE WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

                  18. Resolution of Disputes. Any dispute between the parties arising out of this Agreement, whether as to this Agreement's construction, interpretation or enforceability or as to any party's breach or alleged breach of any provision of this Agreement, shall be submitted to final and binding arbitration in accordance with the following procedures:

                  (a) Any party may demand such arbitration by giving written notice of that demand to the other party. Any such arbitration shall be before a panel of three arbitrators, one selected by Parent, one selected by Purchaser and the third (who shall serve as chairman of the tribunal) selected by the agreement of each of the two arbitrators selected by the parties in the manner set forth in Section 18(b). The notice pursuant to this Section 18(a) shall state (x) the matter in controversy and (y) the name of the arbitrator selected by the party giving the notice.

                  (b) Not more than 15 days after notice is given pursuant to
Section 18(a), the other party shall give written notice to the party who demanded arbitration of the name of an arbitrator selected by the other party. If the other party shall fail to give such notice within such 15 day period, a second arbitrator shall be selected in accordance with the Arbitration Rules of the International Chamber of Commerce (the "Arbitration Rules"). Not more than 30 days after the second arbitrator is so named, the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to select a third arbitrator within such 30 day period, the third arbitrator shall be named pursuant to the Arbitration Rules. All arbitrators shall be fluent in English and French.

                  (c) The dispute shall be arbitrated at a hearing to be conducted in French, although documents may be submitted in English or French. The arbitration shall take place in Geneva or such other place as the parties agree and shall be concluded as soon as practicable in accordance with the Arbitration Rules. Any award, which may be made by a majority of the arbitrators, shall be made as soon as possible following the conclusion of the arbitration and shall be conclusive and binding on the parties and may be entered as a judgment of any court having jurisdiction.

                  (d) Each party shall bear half the arbitrators' fees and expenses and administrative expenses of the arbitration and its own legal and other costs.

The agreement of the parties contained in the foregoing provisions of Section 18 shall be a complete defense to any action, suit or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute between the parties arising out of this Agreement.

                  19. Board of Directors. This Agreement is subject to approval by the Board of Directors of Parent, and Parent providing evidence thereof to Purchaser, not later than November 10, 1997.

                  IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.


                                       BROWNING-FERRIS INDUSTRIES, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:



                                       BFI INTERNATIONAL, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:



                                       SUEZ LYONNAISE DES EAUX, S.A.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:



                                       SITA, S.A.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                     ANNEX A

                       List of International Subsidiaries

                                     ANNEX B

                             Shareholders Agreement

                             SHAREHOLDERS AGREEMENT


                  This Shareholders Agreement dated as of __________, 1998 between Browning-Ferris Industries, Inc., a corporation formed under the laws of the State of Delaware, U.S.A. ("Blue") and Suez Lyonnaise des Eaux, S.A., a societe anonyme formed under the laws of France ("Lion"), relating to SITA, S.A., a societe anonyme formed under the laws of France ("Solid").

                  WHEREAS, Blue, Lion and Solid are parties to a Transaction Agreement dated _________, 1998 (the "Transaction Agreement") providing, inter alia, (i) for the sale and exchange on the Closing Date (as defined therein) of certain stock held directly and indirectly by Blue, as set forth in the Transaction Agreement, for the consideration specified therein, and (ii) the undertaking by Solid of a capital increase through a rights offering (the "Rights Offering") to its existing shareholders on the terms specified in the Transaction Agreement;

                  WHEREAS, the parties anticipate that following the consummation of the transactions contemplated in the Transaction Agreement, including the Rights Offering, Lion will own [ ]% of the outstanding capital stock of Solid and Blue will own [ ]% of the outstanding capital stock of Solid; and

                  WHEREAS, Blue and Lion have agreed that they will participate in the ownership of Solid, attend to its management and have such other relationships with each other and with respect to Solid in accordance with, and in the manner, contemplated hereby.

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, Blue and Lion agree as follows:

         1.       DEFINITIONS.  For purposes of this Shareholders Agreement:

                  (a) "Affiliate" means with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by or is under common control with such Person.

                  (b) "Arbitration Rules" shall have the meaning specified in
Section 4(b).

                  (c) "Blue" shall have the meaning specified in the preamble of this Shareholders Agreement.

                  (d) "Blue Nominees" shall have the meaning specified in
Section 2(a).

                  (e) "Board" means the conseil d'administration of Solid.

                  (f) "Change in Control" shall have the meaning specified in
Section 3(e).

                  (g) "Consultation Period" shall have the meaning specified in
Section 2(c).

                  (h) "Discussion Matter" shall have the meaning specified in
Section 2 (d).

                  (i) "Lion" shall have the meaning specified in the preamble of this Shareholders Agreement.

                  (j) "Lock-Up Period" shall have the meaning specified in
Section 3(b).

                  (k) "Market Value" per Solid Share for purposes of this Shareholders Agreement means the average of the closing price for the shares of Solid on the 20 trading days on the Bourse de Paris ending on the trading day immediately preceding the date on which such Market Value is being determined, provided, however, if less than 20% of the outstanding Solid Shares are held by Persons other than Blue and Lion and other than Persons who hold in excess of 5% of the Solid Shares (other than investment funds, mutual funds and institutional investors), Market Value shall be determined in accordance with Section 6.

                  (l) "Minimum Number" shall have the meaning specified in
Section 2(a).

                  (m) "Other Matter" shall have the meaning specified in Section 2(d).

                  (n) "Person" (i) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization organized or existing under any law and (ii) shall, for purposes of the definition of "Change in Control" in
Section 3(e) only, also mean, as a single Person, any group or syndicate of Persons, as defined by clause (i) hereof, acting in concert for the purpose of acquiring, holding or disposing of securities of any other Person, as defined in such clause (i).

                  (o) "Principals" means Blue and Lion and their respective successors and assigns.

                  (p) "Prohibited Transferee" shall have the meaning specified in Section 3(b).

                  (q) "Rights Offering" shall have the meaning specified in the preamble of this Shareholders Agreement.

                  (r) "Significant Matter" shall have the meaning specified in
Section 2(d).

                  (s) "Solid" shall have the meaning specified in the preamble of this Shareholders Agreement.

                  (t) "Solid Shares" means the ordinary shares, FF 50 par value, of Solid.

                  (u) "Statuts" means the Statuts of Solid as in effect from time to time.

                  (v) "Strategic Committee" means the committee of the Board referred to in Section 2(c).

                  (w) "Subsidiary" means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person, are held by the Person or one or more of its Subsidiaries.

                  (x) "Transaction Agreement" shall have the meaning specified in the preamble of this Shareholders Agreement.

                  (y) "Transfer" shall have the meaning specified in Section
3(b).

                  (z) "Wholly-Owned Subsidiary" means, with respect to a Person, a Subsidiary of such Person all of the capital stock of which (other than directors' qualifying shares) is owned by such Person.

         2.       MANAGEMENT OF SOLID.

                  (a) For so long as Blue holds 10% or more of the outstanding Solid Shares (but subject to Section 2(h) below), Blue shall be entitled to designate from time to time a number of Board members (the "Blue Nominees") equal to the greater of (i) two and (ii) the largest whole number (the "Minimum Number") that does not exceed 20% of the total number of Board members. In the event that any of such Blue Nominees shall cease to serve as a director for any reason, Lion and Blue agree, in their capacity as shareholders of Solid, to cause the vacancy resulting thereby, subject to the terms of this Shareholders Agreement, with a person designated by Blue (and such person shall be a "Blue Nominee" for purposes hereof). Notwithstanding the foregoing, Lion shall not have any obligation to support the nomination, recommendation or election of any Blue Nominee pursuant to this Section 2(a) if Blue has acquired any Solid Shares in violation of the terms of this Shareholders Agreement or otherwise materially breached its obligations hereunder. The Principals agree that, during the term of this Shareholders Agreement, they will vote their respective Solid Shares at any meeting of shareholders of Solid at which directors are to be elected for the number of Blue Nominees, if any, necessary so that following such election of directors not fewer than the Minimum Number of Blue Nominees are serving on the Board.

                  (b) Upon the termination of this Shareholders Agreement or in the event of a breach of the terms hereof by Blue at any time, Blue shall have no further rights under this Section 2 and shall cause all Blue Nominees on the Board to resign promptly from the Board and any committees thereof. In addition, if at any time Blue directly or indirectly owns Solid Shares representing less than 10% of the outstanding Solid Shares, Blue shall cause to resign promptly from the Board that number of Blue Nominees as shall exceed the number of directors that Blue would then be entitled to designate pursuant to Section 2(a)
(i) or Section 2(a) (ii), as the case may be, provided, however, that if Blue is entitled to acquire additional Solid Shares pursuant to Section 2(h), the Blue Nominees shall not be required to resign until the passage of the 30-day notice period under Section 2(h) or, if notice is given pursuant to Section 2(h), until the passage of the 180-day acquisition period under Section 2(h) in the event that following the passage of such period Blue's ownership of Solid Shares remains less than 10%.

                  (c) The Principals agree that, at any time Blue is entitled to have Blue Nominees serve on the Board, all Significant Matters, Other Matters and Discussion Matters shall be submitted to the Board for the prior approval by the Board. The Principals further agree that the Board will establish a "Strategic Committee" of the Board made up of two members of the Board designated by Lion, one member of the Board designated by the Chief Executive Officer of Solid and, for so long as Blue owns at least 10% of the outstanding Solid Shares (but subject to Section 2(h)), one member of the Board who is a Blue Nominee. Any party may designate any individual to substitute for any of its representatives on the Strategic Committee at any meeting at which any such representative does not attend, provided, that any such substitute need not otherwise be a member of the Strategic committee.

                  The member of the Strategic Committee designated by the Chief Executive Officer of Solid will be the Chairman of the Strategic Committee and the member of the Strategic Committee designated by Blue will be the Vice-Chairman of the Strategic Committee.

                  Unless the Strategic Committee unanimously determines not to consider a Significant Matter, Other Matter or Discussion Matter, each Significant Matter, Other Matter and Discussion Matters must be approved by the Strategic Committee of the Board in accordance with the procedures set forth in this Section 2(c) prior to proposal to the Board for its consideration, provided, however, that if the Strategic Committee does not act on a Significant Matter, Other Matter or Discussion Matter within seven days of notice being given in accordance with this Section to consider any such Significant Matter, Other Matter or Discussion Matter, the Board shall be free to vote on any such issue without the prior vote of the Strategic Committee.

                  In the event that the Blue designee to the Strategic Committee has voted against adoption of a proposal with respect to a Significant Matter or an Other Matter that has been approved by a majority of the members present at a meeting of the Strategic Committee, then, prior to submission of such Significant Matter or Other Matter to the Board for approval, Blue and Lion shall consult in good faith for a period of 30 days (the "Consultation Period") in an effort to reach agreement on how to proceed with respect to such Significant Matter or Other Matter. Following such Consultation Period with respect to such Significant Matter or Other Matter, the Significant Matter or Other Matter shall be resubmitted to the Strategic Committee for consideration and, if approved by a majority of the members present at the meeting of the Strategic Committee, may then be submitted to the Board for consideration. The foregoing provisions shall not apply to Discussion Matters.

                  Meetings of the Strategic Committee may be called at any time by the Board, the Chairman of the Strategic Committee or the Vice-Chairman of the Strategic Committee. Meetings of the Strategic Committee may be held at any time, in Paris or any other place as the Chairman of the Strategic Committee and the Vice-Chairman of the Strategic Committee shall mutually agree. Reasonable notice of meetings of the Strategic Committee (taking into account the urgency of the matter to be considered) shall be given by the person or persons calling the meeting. Members of the Strategic Committee may participate in a meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting shall constitute presence in person at such meeting. At all meetings of the Strategic Committee a majority of the entire Strategic Committee shall constitute a quorum for the transaction of business, provided that at least one of the members present is a Blue designee. The vote of a majority of the members of the Strategic Committee present at a meeting at which a quorum is present shall be the act of the Strategic Committee. In case at any meeting of the Strategic Committee a quorum shall not be present, the members of the Strategic Committee present may adjourn the meeting from time to time until a quorum shall attend. Any action required or permitted to be taken at any meeting of the Strategic Committee may be taken without a meeting if all members of the Strategic Committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Strategic Committee.

                  The validity, authorization or enforceability of any contract, agreement or instrument entered into by Solid or any of its Subsidiaries shall not be affected by the operation of this Section 2.

                  (d) A "Significant Matter" shall mean any action, or failure to act, taking or having the effect of any of the following:

                           (i) Approval of the annual operating and capital budgets of Solid for any year;

                           (ii) Approval of the acquisition, regardless of the form thereof, by Solid or any Solid Subsidiary of the assets or securities of another Person for consideration greater than $50 million in value;

                           (iii) Approval of the entry by Solid or any Solid Subsidiary into any joint venture, partnership, strategic alliance, merger or other business combination with another Person pursuant to which the value of the consideration paid or received by Solid (or the Solid Subsidiary) is greater than $50 million in value;

                           (iv) Approval of the sale or other divestiture of assets of Solid or a Solid Subsidiary either (i) having a book value at the time of sale or divestiture of greater than $50 million, (ii) for consideration greater than $50 million or (iii) for consideration less than the fair market value of the assets proposed to be sold or divested (as determined in the sole discretion of the Board) or for no consideration;

                           (v) A decision by the Board or the shareholders of Solid to issue or authorize the issue of equity securities of, or any other derivative security or financial instrument giving a right to an equity participation in, Solid, in any case in an amount in excess of $100 million or, in the case of a capital increase reserved to Lion or any Affiliate of Lion, in any amount in excess of $10 million, provided, however, that a proposed issuance of equity securities, or such derivative securities or financial instruments, in excess of $100 million shall be deemed not to be a Significant Matter if Blue is given the opportunity to subscribe for its pro rata share of such securities (based on its percentage ownership of Solid's capital) of such issuance;

                           (vi) Presenting resolutions to the shareholders to approve an amendment of Solid's Statuts; and

                           (vii) Approval of any agreement as to any transaction or series of related transactions between Solid (or any Subsidiary thereof) and Blue or any Subsidiary or Affiliate of Blue or between Solid (or any Subsidiary thereof) and Lion or any Subsidiary or Affiliate of Lion involving consideration or value which is greater than $10 million or the term of which exceeds one year or that is on terms which are less favorable to Solid (or any Subsidiary thereof) than could be obtained in arm's-length dealings with an independent third party (as determined in the sole discretion of the Board).

                  An "Other Matter" shall mean any determination by Solid to enter a new line of business, provided that (i) entering into a business related or incidental to Solid's existing business operations shall be deemed not to be entering into a new line of business and (ii) this provision shall not apply to a new line of business if the aggregate expenditure by Solid involved in entering into such new line of business is less than $50 million.

                  A "Discussion Matter" shall mean (i) a proposal by the management of Solid to expand its Waste Business into new countries or (ii) establishment of rates of return criteria for the operations of Solid.

                  (e) All meetings of the Board and of the Strategic Committee may be conducted in French. Blue Nominees shall be entitled to be accompanied at such meetings by a translator if they desire.

                  (f) Blue and Lion shall each be present, and shall cause any of their respective Affiliates that hold Solid Shares to be present, in person or by proxy, at all meetings of Solid shareholders. Blue and Lion agree that, for a period of 10 years, to the extent permitted by applicable law, they shall cast their votes at all meetings of shareholders in favor of the resolutions submitted by the Board. No vote by Blue at a shareholders meeting with respect to an item that constitutes a Significant Matter or Other Matter shall be deemed to constitute a waiver by Blue of its rights under Section 3(d) with respect to such Significant Matter or Other Matter. Lion and Blue shall vote its shares in favor of the other's nominees to the Board.

                  (g) In the event Lion materially breaches any significant obligation (i) to present Significant Matters or Other Matters to the Strategic Committee or the Board or (ii) to vote its Solid Shares in support of the Blue Nominees, each in accordance with the terms of this Section 2, Blue shall promptly give Lion written notice thereof and if Lion does not cure such breach within 30 days of such notice from Blue, Blue shall have the right at its option to put all, but not less than all, of its Solid Shares to Lion at 110% of the Market Value of such Solid Shares. The rights set forth in this subsection (g) shall be in addition to any remedy Blue may otherwise have.

                  (h) For purposes of Sections 2(a) and 2(c), Blue shall not be deemed to own 10% of the Solid Shares in the event that Blue has at any time Transferred Solid Shares such that, following such Transfer, Blue owns less than 10% of the Solid Shares (whether or not Blue thereafter acquires additional Solid Shares). In the event that, as a result of an issuance of additional Solid Shares or as a result of a stock split, reclassification or other recapitalization of Solid, Blue's ownership of Solid Shares decreases to below 10%, Blue shall notify Solid in writing within 30 days of such issuance, stock split, reclassification or recapitalization whether Blue intends to acquire additional Solid Shares to increase its ownership to 10% or more and, if so, Blue shall have a period of 180 days from the date of such issuance, stock split, reclassification or other recapitalization to acquire additional Solid Shares to increase its ownership of Solid Shares to 10%. If Blue gives such notice and effects such acquisition during such 180 day period, Blue shall be deemed for purposes of Section 2(a) and 2(c) to have owned 10% at all times.

                  (i) At any time Blue is entitled under the provisions of this
Section 2 to have a Blue Nominee serve on the Board, Blue shall be entitled to have one Blue Nominee serve on the compensation committee of the Board.

         3.       TRANSFERS AND ACQUISITIONS OF SOLID SHARES.

                  (a) Transfers of Shares Between the Principals and their Subsidiaries. Notwithstanding any other provision of this Agreement, Solid Shares owned by Blue or a Subsidiary of Blue may be Transferred by Blue or such Subsidiary, as the case may be, to any Wholly-Owned Subsidiary of Blue or, in the case of Solid Shares issued to or owned or held by such Subsidiary, to Blue, provided that (i) written notice of such Transfer is given to Lion by Blue and
(ii) any Wholly-Owned Subsidiary of Blue to which any Solid Shares are to be Transferred agrees to be bound by all the terms and provisions of this Shareholders Agreement applicable to Blue.

                  Solid Shares owned by Lion or a Subsidiary of Lion may be Transferred by Lion or such Subsidiary, as the case may be, to any Subsidiary of Lion, or in the case of Solid Shares issued to or owned or held by such Subsidiary, to Lion, provided that (i) written notice of such Transfer is given to Blue by Lion and (ii) such transferee agrees to be bound by all the terms and provisions of this Shareholders Agreement applicable to Lion.

                  (b) Disposition of Shares. Other than as set forth in Sections 3(a), 3(d) and 3(e), except with the prior written consent of Lion (which may be granted or withheld in Lion's sole discretion) neither Blue nor any Subsidiary of Blue may sell or transfer (including by dividend, pledge or mortgage) or otherwise dispose of (collectively, "Transfer"), or permit any pledgee or mortgagee of Blue or any Subsidiary of Blue to Transfer, any Solid Shares (i) for a period of three years from the Closing Date (the "Lock-Up Period") or (ii) following the Lock-Up Period, except in accordance with the provisions of
Section 3(c). Notwithstanding anything to the contrary in this Section 3, neither Blue nor any Subsidiary of Blue may Transfer, or permit any pledgee or mortgagee of Blue or any Subsidiary of Blue to Transfer, any Solid Shares to any entity listed on Annex I hereto (a "Prohibited Transferee").

                  (c) Sale of Shares. In the event that, at any time after the Lock-Up Period, Blue desires to Transfer all or any portion of its Solid Shares (other than in accordance with Section 3(a)) (including, in the context of an offre publique de vente or a private placement with unidentified purchasers, to any underwriter or underwriters) for a fixed price in cash, then Blue shall first offer or cause to be offered such stock for sale to Lion at a price and on terms which Blue is prepared to accept, in accordance with the following provisions:

                           (i) Blue shall give notice in writing to Lion indicating the number of Solid Shares Blue desires to Transfer and specifying the price and terms which it is prepared to accept and irrevocably offering such Solid Shares to Lion or any Person designated by Lion.

                           (ii) Within 30 days from the receipt of such notice, Lion shall deliver a written notice to Blue stating whether Lion or its designee accepts such offer. If Lion fails to deliver such notice within such 30-day period, Lion shall be deemed conclusively not to accept such offer.

                           (iii) In the event that, within 30 days from the receipt of the notice of Blue referred to in Section 3(c)(i), Lion delivers a written notice to Blue to the effect that Lion accepts such offer, delivery of such notice shall constitute an agreement binding on Blue and Lion to sell and to purchase (or to cause Lion's designee to purchase, as the case may be), respectively, all of the Solid Shares offered by Blue, subject to receipt of any required regulatory approvals, at the price and upon the terms stated in the offer of Blue.

                           (iv) If Lion fails to accept the offer of Blue within such 30-day period specified in Section 3(c)(ii), Blue shall be free for a period of 90 days from the date of the notification to Lion under
         Section 3(c)(i) to Transfer such Solid Shares to a third-party purchaser or third-party purchasers at a price not less than the price at which, and on terms no more favorable than, such Solid Shares were offered to Lion as provided in the notice to Lion and, upon such Transfer, such Solid Shares shall cease to be subject to the terms of this Shareholders Agreement.

                           (v) In the event that Blue (or its Subsidiary) does not complete the Transfer contemplated by the foregoing Section 3(c)(iv) above within a period of 90 days from the date of the notification to Lion under Section 3(c)(i) of its desire to sell Solid Shares, all the provisions of this Section 3(c), including the notice and offer provisions of Section 3(c)(i), (ii) and (iii), shall apply to any proposed Transfer of such Solid Shares, other than as provided under Section 3(a).

                           (vi) Any purchase of Blue's Solid Shares by Lion pursuant to Section 3(c)(iii) shall be completed in any manner permitted by then applicable French law and regulations upon payment of the purchase price to Blue (provided that Blue or its Subsidiary, as the case may be, shall have delivered good title to such Solid Shares free of all encumbrances in the manner provided for by then applicable French law).

                           (vii) In the event that Blue desires to Transfer all or any portion of its Solid Shares (other than in accordance to Section 3(a)) for consideration other than a fixed price in cash, Lion shall retain, at Blue's expense, a financial advisor independent of both Lion and Blue to value such proposed consideration, Blue shall supply to Lion and its financial advisors all information requested by them in connection with such valuation, and Lion shall have the right to accept Blue's offer to purchase such Solid Shares at the cash equivalent of such consideration within 60 days from the receipt of the notice referred to in Section 3(c)(i). Such offer and purchase shall otherwise be governed by the provisions of this Section 3(c).

                  (d) Significant Matter; Other Matter. In the event that on two separate occasions within any 12 month period during the duration of this Agreement, (i) the Blue designee to the Strategic Committee shall have voted against adoption of a proposal with respect to a Significant Matter at the meeting of the Strategic Committee following the Consultation Period with respect to such Significant Matter and (ii) such Significant Matter shall have been approved by a meeting of the Board at which all Blue Nominees present or represented voted against approval of such Significant Matter (such vote by the Board being a "Triggering Event") then Blue (or any Subsidiary thereof, as the case may be) may sell all, but not less than all, of its Solid Shares to any Person other than a Prohibited Transferee in accordance with the provisions of
Section 3(c) (subject to Lion's right to purchase such Solid Shares in accordance with Section 3(c) by giving written notice to Lion within 10 days of such Triggering Event). In the event Blue has exercised its right pursuant to the immediately preceding sentence and at the end of the 90-day period provided under Section 3(c)(iv) Blue has not sold its Solid Shares, Blue shall have the right for a period of 30 days to put all, but not less than all, of its Solid Shares to Lion at a price of 99% of the Market Value on the date of the Triggering Event and, if at the end of such 30-day period Blue has not exercised such put right, Lion shall have a right for a period of 30 days to call all, but not less than all, of such Solid Shares at a price of 101% of the Market Value on the date of the Triggering Event. In the event that Blue does not transfer its Solid Shares pursuant to the right of first offer, put or call provisions of this Section 3(d), all provisions of this Shareholders Agreement (including Section 3(d) in the event of disagreements with respect to two additional Significant Matters) shall continue to apply.

                  In the event that during the duration of this Agreement, (i) the Blue designee to the Strategic Committee shall have voted against adoption of a proposal with respect to an Other Matter at the meeting of the Strategic Committee following the Consultation Period with respect to such Other Matter and (ii) such Other Matter shall have been approved by a meeting of the Board (at which all Blue Nominees present or represented voted against approval of such Other Matter) then Blue (or any Subsidiary thereof, as the case may be) may sell all, but not less than all, of its Solid Shares to any Person other than a Prohibited Transferee in accordance with the provisions of Section 3(c) by giving written notice to Lion within 10 days of such meeting of the Board (subject to Lion's right to purchase such Solid Shares in accordance with Section 3(c)). In the event that Blue does not transfer its Solid Shares pursuant to the right of first offer provisions of this Section 3(d) within 90 days of such notice, all provisions of this Shareholders Agreement (including
Section 3(d)) shall continue to apply.

                  The Principals agree that neither they nor any of their respective Affiliates shall effect purchases of Solid Shares during the 20 trading days prior to any date upon which Market Value is determined pursuant to this Shareholders Agreement.

                  (e) Change in Control. In the event of a Change in Control of Blue, Lion shall have the option either (i) to call from Blue (or its Subsidiaries, as the case may be) all, but not less than all, of Blue's Solid Shares at a price equal to 101% of the Market Value of such Solid Shares as of the date of such Change in Control by giving written notice to Blue at any time prior to the 30th day following receipt by Lion of written notice from Blue of such Change in Control or (ii) to terminate this Shareholders Agreement by giving written notice to Blue at any time prior to the 30th day following receipt by Lion of written notice from Blue of such Change in Control.

                  In the event of a Change in Control of Lion, the Lock-Up Period shall immediately terminate.

                  A "Change in Control" shall be deemed to have occurred as to Blue or Lion if any Person is or becomes the owner, directly or indirectly, of more than 30% of the total voting power of all shareholders or other equity holders of Blue or Lion, as the case may be, entitled to vote generally in the election of directors of Blue or Lion, as the case may be, provided, however, that a Change in Control shall be deemed not to have occurred with respect to Blue if Lion has approved the acquisition by such Person in writing in advance of the acquisition and that a Change in Control shall be deemed not to have occurred with respect to Lion if Blue has approved the acquisition by such Person in writing in advance of the acquisition.

                  (f) Pledge of Solid Shares. The provisions of Section 3(b) and 3(c) shall be deemed not to apply to any pledge or mortgage by Blue or any Subsidiary thereof of the Solid Shares owned or held by it if such pledge or mortgage is required or provided for under the terms of any mortgage, trust, indenture or other agreement which provides that any Transfer of Solid Shares by the pledgee or mortgagee shall be governed by the provisions of Sections 3(b) and 3(c) of this Shareholders Agreement.

                  (g) Acquisitions of Solid, Lion and Blue Shares. At any time this Shareholders Agreement is in effect, Blue agrees that none of Blue, any of its Affiliates, or any group of which Blue or any such Affiliate is a member, will acquire ownership (i.e., voting rights, economic rights or other rights) of any Solid Shares (or securities convertible into or exercisable for Solid Shares) except for (x) the acquisition of Solid Shares (provided that Blue has not breached its obligations under this Shareholders Agreement) which would not, after giving effect to such acquisition, result in ownership (i.e., voting rights, economic rights or other rights) of Solid Shares representing more than 25% of the outstanding Solid Shares or 30% of the voting rights in respect of the outstanding Solid Shares or (y) pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction made available to holders of Solid Shares generally; provided that any such Solid Shares shall be subject to the restrictions of this Shareholders Agreement. In the event that Blue directly or indirectly owns or acquires any Solid Shares in violation of this Shareholders Agreement, such Solid Shares shall immediately be disposed of to Persons who are not Affiliates of Blue (but only in compliance with the provisions of this Shareholders Agreement relating to Transfers of Solid Shares); provided, however, that Lion may also pursue any other available remedy to which it may be entitled as a result of such violation. At any time this Shareholders Agreement is in effect, Blue will give Solid reasonable prior notice of any acquisition of Solid Shares by Blue, any of its Affiliates or any group of which Blue or any such Affiliate is a member.

                  At any time this Shareholders Agreement is in effect, Blue agrees that none of Blue or any of its Affiliates, or any group of which Blue or any such Affiliate is a member, will acquire ownership (i.e., voting rights, economic rights or other rights) of any shares of Lion's ordinary shares, par value FF____ per share (or securities convertible into or exercisable for Lion ordinary shares). In the event that Blue owns or acquires any Lion ordinary shares in violation of this Shareholders Agreement, such Lion ordinary shares shall immediately be disposed of in an orderly fashion to Persons who are not Affiliates of Blue and who will not, to the knowledge of Blue, after such disposition, own more than 5% of the outstanding Lion ordinary shares, provided that such 5% limitation shall not apply to transfers to investment funds, mutual funds and other similar types of passive investors; provided, further however, that Lion may also pursue any other available remedy to which it may be entitled as a result of such violation. At any time this Shareholders Agreement is in effect, Blue will give Solid reasonable prior notice of any acquisition of Lion ordinary shares by Blue, any of its Affiliates or any group of which Blue or any such Affiliate is a member.

                  At any time this Shareholders Agreement is in effect, Lion agrees that none of Lion, Solid, any of their Affiliates, or any group of which Lion, Solid or any such Affiliate is a member, will acquire ownership (i.e., voting rights, economic rights or other rights) of any shares of Blue's Common Stock, par value $0.162/3 per share (or securities convertible into or exercisable for Blue Common Stock) except for (x) the acquisition of Blue Common Stock (provided that Lion has not breached its obligations under this Shareholders Agreement) which would not, after giving effect to such acquisition, result in ownership (i.e., voting rights, economic rights or other rights) of Blue Common Stock representing more than 10% of the outstanding Blue Common Stock or (y) pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction made available to holders of Blue Common Stock. In the event that Lion beneficially owns or acquires any Blue Common Stock in violation of this Shareholders Agreement, such Blue Common Stock shall immediately be disposed of in an orderly fashion to Persons who are not Affiliates of Lion or Solid and who will not, to the knowledge of Lion or Solid, after such disposition, own more than 5% of the outstanding Blue Common Stock, provided that such 5% limitation shall not apply to transfers to investment funds, mutual funds and other similar types of passive investors; provided, further however, that Blue may also pursue any other available remedy to which it may be entitled as a result of such violation. At any time this Shareholders Agreement is in effect, Lion and Solid will give Blue reasonable prior notice of any acquisition of Blue's Common Stock by Lion, Solid, any of their Affiliates, or any group of which Lion, Solid or any such Affiliate is a member.

                  (h) Other than with respect to a Transfer in accordance with
Section 3(a), the rights of Blue under this Shareholders Agreement shall not be transferable and shall terminate with respect to any Solid Shares Transferred by Blue. Any Solid Shares Transferred by Blue in accordance with the provisions of Section 3 shall be free of any restrictions under this Shareholders Agreement.


         4. RESOLUTION OF DISPUTES. Any dispute between the Principals arising out of this Shareholders Agreement, whether as to this Shareholders Agreement's construction, interpretation or enforceability or as to any Principal's breach or alleged breach of any provision of this Shareholders Agreement, shall be submitted to final and binding arbitration in accordance with the following procedures:

                           (a) Either Principal may demand such arbitration by giving written notice of that demand to the other Principal. Any such arbitration shall be before a panel of three arbitrators, one selected by each Principal and the third (who shall serve as chairman of the tribunal) selected by the agreement of each of the two arbitrators selected by the Principals in the manner set forth in Section 4(b). The notice pursuant to this Section 4(a) shall state (x) the matter in controversy and (y) the name of the arbitrator selected by the Principal giving the notice.

                           (b) Not more than 15 days after notice is given pursuant to Section 4(a), the other Principal shall give written notice to the Principal who demanded arbitration of the name of an arbitrator selected by the other Principal. If the other Principal shall fail to give such notice within such 15 day period, a second arbitrator shall be selected in accordance with the Arbitration Rules of the International Chamber of Commerce (the "Arbitration Rules"). Not more than 30 days after the second arbitrator is so named, the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to select a third arbitrator within such 30 day period, the third arbitrator shall be named pursuant to the Arbitration Rules. All arbitrators shall be fluent in English and French.

                           (c) The dispute shall be arbitrated at a hearing to be conducted in French, although documents may be submitted in English or French. The arbitration shall take place in Geneva or such other place as the Principals agree and shall be concluded as soon as practicable in accordance with the Arbitration Rules. Any award, which may be made by a majority of the arbitrators, shall be made as soon as possible following the conclusion of the arbitration and shall be conclusive and binding on the parties and may be entered as a judgment of any court having jurisdiction.

                           (d) Each Principal shall bear half the arbitrators' fees and expenses and administrative expenses of the arbitration and its own legal and other costs.

The agreement of the Principals contained in the foregoing provisions of Section 4 shall be a complete defense to any action, suit or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute between the Principals arising out of this Shareholders Agreement.

         5. SALES BY LION. (a) Lion will not reduce its ownership of Solid Shares to less than 40% of the outstanding Solid Shares voting rights unless Lion receives a written opinion of a nationally recognized French law firm in form and substance satisfactory to Blue, and delivers a copy of such opinion to Blue, to the effect that Lion and Blue will not be obligated to launch a tender offer for all of the outstanding Solid Shares as a result of such reduction in ownership. The parties agree that the provisions of this Section 5(a) are in addition to, and do not negate, the rights provided to Blue under the agreements executed in connection with the transactions contemplated by this Shareholders Agreement.

         6. In the event that Market Value is being determined at any time when less then 20% of the outstanding Solid Shares are held by Persons other than Blue and Lion and other than Persons who hold in excess of 5% of the Solid Shares (other than investment funds, mutual funds and institutional investors), Market Value shall be determined as follows:

                  Blue shall designate and appoint an investment bank to participate in establishing Market Value. Within 15 days after written notice of the identity of such investment bank by Blue is given, Lion shall appoint an investment bank to participate in establishing Market Value. Using generally accepted valuation techniques and investment banking methodology, such investment banks as so appointed shall endeavor to agree upon the Market Value of the subject Solid Shares and shall, within 30 days following the engagement of the second such investment bank, each deliver to the other in writing the amount arrived at as representing its opinion as to Market Value. If such amounts are the same (an "agreed value") or one of them shall be no less than 90 percent of the other, then the Market Value shall be the agreed value or the arithmetic mean of the two. If the two investment banks are unable to agree within 30 days after the appointment of its investment bank by Lion or if one of the amounts proposed by one of such two investment banks shall be less than 90 percent of the other, then such Market Value shall be established by a third investment bank appointed by the two investment banks named by the Principals or, failing such appointment by such investment banks within five days after the expiry of their 30-day period of effort, then by the President of the Paris Commercial Court. Such third investment bank shall be instructed to establish such Market Value (which shall not be greater than the larger of the two estimates nor less than the lesser of the two estimates), using generally accepted valuation techniques and investment banking methodology, as soon as possible and shall, upon completion of its task, so notify the Principals.

         7. AMENDMENT. This Shareholders Agreement may not be amended except by a written instrument signed on behalf of each of the Principals.

         8. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally or by facsimile transmission and shall be deemed given when received at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

                  (a) If to Blue: ________________, Attention: ________________
(facsimile transmission number: _______________); with a copy (which shall not constitute notice) to ________________ (facsimile transmission number:
_______________).

                  (b) If to Lion: 1, Rue d' Astorg 75008 Paris, France,
Attention: Le President du Directoire (facsimile transmission number:
_______________); with copies (which shall not constitute notice) to Le Directeur Juridique (facsimile transmission number: _______________) and Sullivan & Cromwell, Attention: Richard A. Pollack (facsimile transmission number: 212-558-3588).

         9. SEVERABILITY. Any term or provision of this Shareholders Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Shareholders Agreement or affecting the validity or enforceability of any of the terms or provisions of this Shareholders Agreement in any other jurisdiction. If any provision of this Shareholders Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         10. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Shareholders Agreement (together with the documents and instruments delivered by the parties in connection with this Shareholders Agreement or specifically contemplated hereby)

(a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) is agreed to in English and shall be read and interpreted according thereto notwithstanding any translation hereof for the convenience of the parties into French; and (c) is solely for the benefit of the Principals hereto and, other than as provided herein, their respective successors, legal representatives and assigns and does not confer on any other person any rights or remedies hereunder.

         11. APPLICABLE LAW. THIS SHAREHOLDERS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF FRANCE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         12. ASSIGNMENT. Neither this Shareholders Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Principal except as contemplated hereby without the prior written consent of the other Principals. Subject to the preceding sentence, this Shareholders Agreement will be binding upon, inure to the benefit of and be enforceable by the Principals and their respective successors and permitted assigns.

         13. WAIVERS. Either Principal hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Principal and (b) waive performance of any of the covenants or agreements contained herein. Any agreement on the part of a Principal to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Principal. Except as specifically and explicitly provided in this Shareholders Agreement, no action taken pursuant to this Shareholders Agreement shall be deemed to constitute a waiver by the Principal taking such action of compliance with any covenants or agreements contained in this Shareholders Agreement. The waiver by any Principal of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

         14. This Shareholders Agreement shall terminate and expire at the later of (i) the fifth anniversary of the Closing Date and (ii) the date on which Blue owns less than 5% of the outstanding Solid Shares.

                                       SUEZ LYONNAISE DES EAUX, S.A.


                                       By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                       BROWNING-FERRIS INDUSTRIES, INC.


                                       By:
                                           ------------------------------------
                                           Name:
                                           Title:

Witnessed, as of the date hereof:

SITA, S.A.


By:
    ------------------------------------
    Name:
    Title:

                                     ANNEX I

- Generale des Eaux

- Waste Management

- Bouygues

- Tredi-EMC

- FCC

- Caisse des Depots

- EDF

- RWE

- VEW

- Rethmann

- Any affiliate of any of the foregoing entities.

                                     ANNEX C

                    Terms of Technical Cooperation Agreement

             In consideration of the transactions contemplated by the Transaction Agreement, including Parent's ongoing participation in Purchaser as a significant shareholder, participation in Purchaser's management and Purchaser's agreement not to engage in solid waste activities in the United States, Canada and Mexico and Parent's agreement not to engage in such activities outside of the United States, Canada and Mexico, Parent and Purchaser will enter into a Technical Cooperation Agreement (the "Cooperation Agreement") containing the following terms. For purposes of this Annex C, the "United States" shall include the Commonwealth of Puerto Rico.

o Parent will undertake to cooperate with Purchaser in the development of and share with Purchaser technical information, know-how, proprietary information, intellectual property including patents, and assistance regarding the Waste Business, particularly technical information, know-how and assistance regarding solid waste technology in the United States, Canada and Mexico and Parent will not engage in the Waste Business outside of the United States, Canada and Mexico.

o Purchaser will undertake to cooperate with Parent in the development of and share with Parent technical information, know-how, proprietary information, intellectual property including patents, and assistance regarding the collection, transportation, disposal, and processing or solid and medical waste, the collection, transportation, processing and marketing or disposal of recyclable materials (the "Business"), particularly technical information, know-how and assistance regarding solid waste technology outside of the United States, Canada and Mexico and Purchaser will not engage in the Business in the United States, Canada and Mexico, except for operations being conducted on the date of the Transaction Agreement.

     o Each of Parent and Purchaser will agree to share with the other party, among other things, (i) new methods and technologies (or methods known to one party but not the other party) of waste collection, transportation, disposal, processing, recycling, recycling processing and other activities related to the Waste Business and Purchaser's Business, as the case may be, (ii) standards and innovations to improve logistical efficiency in the conduct of the Waste Business and Purchaser's Business, as the case may be, (iii) standards and innovations regarding the design and operation of landfills, transfer stations and waste to energy facilities and (iv) standards to be maintained and actions to be taken to improve environmental safety and compliance with environmental regulations.

     o Each of Parent and Purchaser will agree that any technological information provided to the other party (as set forth above) will be provided with a royalty-free license to use such technological information in perpetuity.

     o Parent will provide Purchaser with a royalty-free license to use Parent's name outside the United States, Canada and Mexico following the Closing in connection with the business of the International Subsidiaries, which license shall be granted on reasonable terms for a reasonable duration (not to exceed 90 days) following the Closing. Parent and Purchaser shall negotiate concerning whether Parent will agree to provide Purchaser with a royalty-free license to use Parent's name independent of, or in conjunction with, Purchaser's name during the term of the Cooperation Agreement.

     o The sharing of technical information contemplated hereby shall be provided (during the term of the Cooperation Agreement) on a continuous basis without the need for requests for such information from either party.

o Each of Parent and Purchaser will assist with the implementation and incorporation of the technical information to be provided hereunder by providing technical assistance and support to each other.

     o Each of Parent and Purchaser will consult with the other party as to the appropriate manner to aid in any technology sharing.

     o Each of Parent and Purchaser will provide technicians to the other party at such other party's expense who will work onsite to assist with any technology sharing.

     o Each of Parent and Purchaser (either, the "providing party") will provide a reasonable number of the other party's technicians access to its facilities at the providing party's expense for both short-term and long-term training.

o For so long as Parent owns 10% or more of the outstanding Purchaser Shares, Purchaser will prepare quarterly financial reports in accordance with French GAAP at its own expense.

     o Purchaser will retain one full time employee for the purpose of reconciling Purchaser's quarterly and annual financial reports to U.S. GAAP.

     o Purchaser will commit to make its personnel available to and to provide access to Purchaser's books and records to such employee to enable such employee to discharge his responsibilities.

     o Parent will reimburse Purchaser for the salary and benefits payable to such employee.

     o Nothing contained herein shall be deemed to be a representation from Purchaser as to the accuracy of the presentation of Purchaser's financial reports in accordance with U.S. GAAP.

o The Cooperation Agreement will terminate and expire at the later of (i) the fifth anniversary of the Closing Date, and (ii) the date on which Parent owns less than 5% of the outstanding Purchaser Shares.

o The Cooperation Agreement will contain customary confidentiality provisions.

o    The Cooperation Agreement will be governed by French law.

                                     ANNEX I

                        Representations and Warranties of
                         Parent and the Selling Entities

                  Parent and International will jointly and severally represent and warrant to Purchaser as follows:

                  Section 1.1 Corporate Organization and Qualification. Each of the International Subsidiaries has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it or the business conducted by it require such qualification, except for such failures to so qualify or be in good standing as a foreign corporation, which, in the aggregate, could not have a material adverse effect on the general affairs, business, assets, liabilities, financial condition, properties, operations or results of operations of the International Subsidiaries taken as a whole, or on the ability to operate or conduct the business of the International Subsidiaries, taken as a whole, in the manner in which it is presently operated or conducted (an "International Material Adverse Effect"), it being understood that for purposes of the definition of International Material Adverse Effect that any change, development or effect which could reasonably be expected to cause or result in losses, damages, claims or liabilities to or against the International Subsidiaries greater than $15,000,000 shall be deemed to be such a material adverse effect. Each of the International Subsidiaries has the corporate power and authority to carry on its business as currently conducted. Parent has delivered to Purchaser a complete and correct copy of each International Subsidiary's certificate of incorporation, by-laws or other comparable governing instruments, each as amended to date. Such instruments are in full force and effect.

                  Section 1.2 Authorized Capital. Schedule 1.2 contains a true and complete list of all of the

International Subsidiaries and sets forth with respect to each International Subsidiary (i) its jurisdiction of incorporation, (ii) each jurisdiction in which it is qualified to do business as a foreign corporation, (iii) its authorized, issued and outstanding equity securities or ownership interests and
(iv) the holder or holders of all of its issued and outstanding equity securities or ownership interests. The authorized capital stock or equity capitalization of each International Subsidiary consists of the number and class of equity securities or ownership interests set forth opposite such International Subsidiary's name on Schedule 1.2. All of the Shares have been duly authorized and validly issued, and are fully paid and (except as set forth on Schedule 1.2) nonassessable.

                  Section 1.3 Ownership and Title. Except as set forth in
Schedule 1.3, (i) each of the Shares is owned, of record and beneficially, either directly or indirectly, by the applicable Selling Entity free and clear of all liens, pledges, security interests, voting trust arrangements, charges, options, restrictions, claims or other encumbrances, and (ii) each of the outstanding equity securities or ownership interests of each International Subsidiary other than any issuer of the Shares (each, a "Purchased Entity") is owned, of record and beneficially, either directly or indirectly, by a Purchased Entity, free and clear of all liens, pledges, security interests, voting trust arrangements, charges, options, restrictions, claims or other encumbrances, except, in the case of clause (i) or clause (ii), for such encumbrances as could not have a material adverse effect on the ability of any International Subsidiary to operate or conduct its business in the manner in which it is presently operated, or hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein with the result that the representation and warranties set forth in the second sentence of this Section 1.3 will be true and accurate. Immediately following the Closing, Purchaser or one or more of its Subsidiaries shall have good and valid title to all of the Shares, free and clear of any lien, pledge, security interest, voting trust arrangement, charge, option, restriction, claim, or other encumbrance, except for any encumbrances on the Shares arising or perfected following the Closing. Except as set forth in
Schedule 1.3, immediately following the transfer to Purchaser or one of its Subsidiaries of the Shares, each of the outstanding equity securities or ownership interests of each International Subsidiary will be owned, of record and beneficially, either directly or indirectly, by Purchaser or one of its Subsidiaries, free and clear of all liens, pledges, security interests, voting trust arrangements, charges, options, restrictions, claims or other encumbrances, except for any encumbrances arising following the Closing, and Purchaser will have purchased and acquired all of Parent's direct or indirect right, title and interest in and to the Waste Business. Except for the International Subsidiaries, International does not have any Subsidiaries or own of record or beneficially, or is obligated to acquire, any equity security or ownership interest or investment in any Person. Except as set forth in Schedule 1.3, no International Subsidiary has any Subsidiaries or owns of record or beneficially, or is obligated to acquire, any equity security or ownership interest or investment in any Person.

                  Section 1.4 No Dilution. Except as set forth in Schedule 1.4, no International Subsidiary has any equity securities or ownership interests reserved for issuance. Except as set forth in Schedule 1.4, there are no subscriptions, calls, commitments, rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, plans, arrangements or commitments with respect to the issuance, sale or purchase of any equity securities or ownership interests of any International Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, equity securities or ownership interests of any International Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither International nor any International Subsidiary has any outstanding securities or instruments the holders of which have the right to vote (or convert or exchange such securities or instruments into or for securities having the right to vote) with the shareholders of any International Subsidiary on any matter.

                  Section 1.5 Corporate Authority. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Transaction Agreement and the Ancillary Agreements (as defined below) and to consummate the transactions contemplated thereby. Morgan Stanley & Co. Incorporated has rendered a written opinion to Parent to the effect that the Consideration is fair to Parent from a financial point of view. The Transaction Agreement is and as of and after the Closing will be, and as of and after the Closing the Ancillary Agreements will be, valid and binding agreements of Parent, enforceable against them in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. "Ancillary Agreements" means, collectively, the Shareholders Agreement and the Operations Agreement.

                  (b) Each of the Selling Entities is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority and has taken all corporate action necessary to transfer, convey and sell to Purchaser the Shares held by it, and no other proceedings on the part of any Selling Entity are necessary to authorize the transactions contemplated by the Transaction Agreement.

                  Section 1.6 Conduct of Business. Parent and the Parent Subsidiaries are engaged in the Waste Business only through the International Subsidiaries, and neither Parent, nor any Parent Subsidiary conducts any operations associated with, or owns any assets or properties used in, or holds any permits or licenses used in, the Waste Business, except for operations which after the Closing Date will be conducted pursuant to the Technical Services Agreement. None of the International Subsidiaries is, or (to Parent's knowledge) has been, engaged in any material business other than the Waste Business or owns or has owned any material assets or properties which are used in any business other than the Waste Business.

                  Section 1.7 Governmental Filings. Other than the filings and/or notices required by Council Regulation (EEC) No. 4064/89, [List non-European antitrust or regulatory filings] and the filings and/or notices set forth in Schedule 1.7, no notices, reports or other filings are required to be made by Parent or any Parent Subsidiary with, nor are any consents, registrations, Approvals (as defined below), permits or authorizations required to be obtained by Parent or any Parent Subsidiary from, any Governmental Entity, in connection with the execution and delivery of the Transaction Agreement by Parent or International and the consummation by Parent or any Parent Subsidiaries of the transactions contemplated hereby, except for notices, reports, filings, consents, registrations, Approvals, permits or authorizations, the failure to make or obtain which could not, in the aggregate, have an International Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein. "Approval" means any approval, authorization, consent, license, franchise, order or permit of or by, or filing with, a Person.

                  Section 1.8 Non-Contravention. The execution, delivery and performance of the Transaction Agreement and the Ancillary Agreements by Parent and any Parent Subsidiaries party thereto, and the consummation by Parent and any Parent Subsidiaries of the transactions contemplated in the Transaction Agreement and therein, do not and will not (a) violate or conflict with, or constitute a default under, any provision of the certificate of incorporation, by-laws or comparable governing instruments of Parent or any Parent Subsidiary,
(b) violate any provision of, or constitute (or with notice or lapse of time or both would constitute) a default under, or accelerate or permit the acceleration of the performance required by, any agreement, lease, contract, note, mortgage, indenture, instrument, arrangement or other obligation (collectively, "Contracts") to which Parent or any Parent Subsidiary is a party or by which any of them or any of their respective assets or properties are bound or subject (collectively, the "Parent Contracts"), (c) entitle any party to cancel or terminate, or result in any change in the rights or obligations of any party under, or require a consent or waiver by any party to, any Parent Contract, (d) result in the creation of a lien, pledge, security interest, voting trust arrangement, charge, option, restriction, claim, or other encumbrance on the equity securities, ownership interests or on the assets of Parent or any Parent Subsidiary, (e) violate any law, statute, rule, regulation, ordinance, requirement, administrative ruling, order, judgment, injunction, award, decree or process of any Governmental Entity (collectively, "Law") by which or to which any of their respective assets or properties are bound or subject, or (f) result in the loss or impairment of any Approval of or benefitting Parent or any Parent Subsidiary; except (i) in the case of clauses
(b), (d), (e) and (f) of this Section, for such violations, defaults, accelerations, losses or impairments as, when taken together with all other such violations, defaults, accelerations, losses and impairments, could not have an International Material Adverse Effect, and (ii) in the case of clauses (b) and
(c), for violations, defaults, accelerations, cancellations, terminations of and changes in rights under the Contracts, instruments, agreements and obligations listed in Schedule 1.8.

                  Section 1.9 Financial Statements; Projections. (a)(i) The consolidated balance sheet of the International Subsidiaries dated September 30, 1997 contained in Schedule 1.9(a)(i) (the "International Balance Sheet") fairly presents the consolidated assets, liabilities and financial position of the International Subsidiaries as a whole as of such date in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") and the accounting practices listed on Schedule 1.9(a)(ii), in each case consistently applied, except as specifically noted therein. The consolidated statement of income and of changes in financial position of the International Subsidiaries for the year ended September 30, 1997 contained in Schedule 1.9(a)(i) (the "International Income Statement," and, collectively with the International Balance Sheet, the "International Financial Statements") fairly presents the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the International Subsidiaries as a whole for such period, in each case in accordance with U.S. GAAP and the accounting practices listed in
Schedule 1.9(a)(ii), in each case consistently applied, except as specifically noted therein. (ii) Except as set forth in Schedule 1.9(a)(iii), (A) each of the balance sheets contained in Schedule 1.9(a)(iii) in respect of each individual International Subsidiary fairly presents the assets, liabilities and financial position of such International Subsidiary as of the date hereof in accordance with the local jurisdiction accounting standards applicable to each such Subsidiary ("Local GAAP"), and (B) each of the statements of income and of changes in financial position contained in Schedule 1.9(a)(iii) in respect of each individual International Subsidiary fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of such International Subsidiary for the period covered thereby in accordance with Local GAAP.

                  (b) The projections regarding the financial performance of the International Subsidiaries contained in Schedule 1.9(b) were based on assumptions which Parent believes are reasonable; provided that the foregoing does not constitute any representation or warranty with respect to the actual results which will be achieved by the International Subsidiaries.

                  Section 1.10 Closing Consents. Except for the consents, waivers and authorizations set forth in Schedule 1.10 (the "Parent Closing Consents"), and other than as disclosed in Section 1.7, there are no Persons or entities, other than Parent, whose approval, consent, waiver or authorization is legally or contractually required to consummate the transactions contemplated by this Transaction Agreement, except for consents, waivers and authorizations, the failure to obtain which could not, in the aggregate, have an International Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein. As of the Closing, each of the Parent Closing Consents shall have been duly authorized, executed and delivered by each of the parties thereto and from and after the Closing shall be a valid and binding agreement of each such party, enforceable against such party in accordance with its terms.

                  Section 1.11 No Actions. There is no action, claim, dispute, proceeding, suit, investigation or appeal pending or, to Parent's knowledge, threatened, against Parent or any Parent Subsidiary which questions or challenges the validity of this Transaction Agreement, any Ancillary Agreement or any Parent Closing Consent, or any action taken or proposed to be taken by Parent or any Parent Subsidiary pursuant hereto or thereto or in connection with the transactions contemplated hereby and thereby, and to the knowledge of Parent or any Parent Subsidiary no conditions exist which could reasonably be expected to lead to any such action, claim, dispute, proceeding, suit, investigation or appeal.

                  Section 1.12 No Undisclosed Liabilities. Notwithstanding any other representation or warranty set forth in this Transaction Agreement and except as set forth in Schedule 1.12, no International Subsidiary had, at September 30, 1997, any liabilities of any nature (whether accrued, absolute, fixed, contingent, liquidated or unliquidated or otherwise and whether due or to become due, and whether or not required by generally accepted accounting principles to be set forth on a balance sheet of any International Subsidiary), except as and to the extent of the amounts specifically reflected or reserved against in the International Balance Sheet or in the notes thereto and except for liabilities which could not, in the aggregate, have an International Material Adverse Effect.

                  Section 1.13 Absence of Certain Changes. Except as set forth in Schedule 1.13 and except as specifically provided for in the Transaction Agreement or agreed in writing between Parent and Purchaser, since September 30, 1997:

                  (a) each of the Selling Entities and the International Subsidiaries has conducted its businesses only in the ordinary course of business consistent with past practice;

                  (b) there has not occurred any damage, destruction or other casualty loss with respect to any asset or real or tangible personal property owned, leased or otherwise by International and the International Subsidiaries, whether or not covered by insurance, which could have an International Material Adverse Effect;

                  (c) no International Subsidiary has (i) sold, pledged or agreed to sell or pledge any equity securities or ownership interests owned by it in any of its Subsidiaries; (ii) amended or violated its certificate of incorporation, by-laws or comparable governing documents; (iii) reclassified, split, subdivided, combined or reclassified any of its equity securities or ownership interests; or (iv) declared, set aside or paid any dividend payable in securities or property other than cash with respect to any of its equity securities or ownership interests; and no Selling Entity has sold, pledged or agreed to sell or pledge any equity securities or ownership interests owned by it in any of the International Subsidiaries;

                  (d) no Selling Entity nor any International Subsidiary has (i) issued, sold, pledged, disposed of or encumbered any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any of its equity securities or ownership interests or any of its other securities, property or assets; (ii) transferred, leased, licensed, guaranteed, sold, mortgaged, pledged, disposed of or subjected to or permitted the imposition of any lien, claim, restriction or encumbrance (other than statutory liens for taxes not yet due and payable) on any of its assets or properties, other than in the ordinary course of business consistent with past practice; (iii) acquired directly or indirectly, by purchase, redemption or otherwise any of its equity securities or ownership interests;
(iv) incurred any indebtedness for borrowed money or guaranteed the obligations of any Person, or made any loans or advances, in each case except in the ordinary course of business consistent with past practice; (v) paid, discharged or satisfied any liability other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected on or reserved against the financial statements contained in Schedule 1.9(a) or subsequently incurred in the ordinary course of business consistent with past practice; (vi) entered into any International Material Contract (as defined in Section 1.14) or agreement other than in the ordinary course of business consistent with past practice; or (vii) authorized capital expenditures in excess of $100,000,000 in the aggregate or made any direct or indirect acquisition of, or investment in, assets or stock of any other Person;

                  (e) no International Subsidiary has, except in the ordinary course of business consistent with past practice, (i) granted any severance or termination pay to, or entered into any employment or severance agreement with, or increased the compensation payable to, any director, officer or other employee of any International Subsidiary; or (ii) established, adopted, entered into, made any new grants or awards under or amended any International Employee Benefit Plans (as defined in Section 1.26);

                  (f) no Selling Entity nor any International Subsidiary has settled or compromised any claims or litigation or waived, assigned or released any rights or claims involving liability or potential liability of the International Subsidiaries or otherwise having a value of $5,000,000 per right, claim or action or $10,000,000 in the aggregate or, except in the ordinary course of business consistent with past practice, modified, amended or terminated any International Material Contracts to which it is a party or by which it or any of its properties is bound;

                  (g) there has been no change in the accounting policies or procedures of any Selling Entity or any International Subsidiary;

                  (h) no Selling Entity nor any International Subsidiary has made any tax election or settled or compromised promised any Tax liability of the International Subsidiaries or permitted any insurance policy naming an International Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated, except, in any such case, in the ordinary course of business consistent with past practice and except to the extent that such Tax liabilities and insurance policy limits do not exceed $5,000,000 in the aggregate;

                  (i) no International Subsidiary has sold, disposed of or otherwise abandoned, altered or written down the book value of (except for amortization and depreciation thereof in accordance with U.S. GAAP or Local GAAP, as the case may be), any item of the property, plant and equipment reflected on the International Balance Sheet contained in Schedule 1.9(a) or on the accounting records of International and the International Subsidiaries as of the Closing, except for sales and dispositions not exceeding $5,000,000 in the aggregate;

                  (j) no Selling Entity nor any International Subsidiary has created any lien, claim, restriction or other encumbrance on or affecting title to the real property occupied or used by any International Subsidiary, other than liens not affecting the use, operation or value of such real property created in the ordinary course of business consistent with past practice, or entered into any leases or subleases for any real or personal property providing for annual payments greater than $15,000,000 in the aggregate; and

                  (k) no Selling Entity nor any International Subsidiary has authorized or entered into an agreement to do any of the foregoing.

                  Section 1.14 Material Contracts. (a) Schedule 1.14(a) contains a true and complete list of each agreement, instrument, contract or arrangement to which any International Subsidiary is a party or by which it or any of their respective properties or assets are bound: (i) which relates to the borrowing of money and pursuant to which the outstanding indebtedness is in excess of $5,000,000, or (ii) under which any International Subsidiary made or received payments in excess of $5,000,000 during 1997 or is reasonably likely to make or receive payments in excess of $5,000,000 during 1998; or (iii) which accounts for two percent (2%) or more of any Purchased Entity's revenue per annum or imposes any encumbrance, lien or restriction on any assets or properties (including International Intellectual Property (as defined in Section 1.23)) used in the manufacture or sale of any such product or service (collectively, the "International Material Contracts").

                  (b) Except as set forth in Schedule 1.14(b) and except for such failures to be valid, binding and enforceable, breaches, defaults, violations and events as could not, in the aggregate, have an International Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein, (i) each International Material Contract is a valid and binding obligation of each of the parties thereto and is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, except for such failures to be valid and binding as could not, individually or in the aggregate, have an International Material Adverse Effect,
(ii) no International Subsidiary is in violation or breach of, or in default under, any International Material Contract and, to Parent's knowledge, no other party to any International Material Contract is in violation or breach thereof, or in default thereunder, except, in either case, for such violations, breaches and defaults as could not, individually or in the aggregate, have an International Material Adverse Effect, and (iii) to Parent's knowledge, no event has occurred that, with the passage of time or the giving of notice or both, would permit the unilateral modification, acceleration, or termination of any International Material Contract.

                  (c) Parent has caused to be delivered or made available to Purchaser a true, complete and current copy of each International Material Contract.

                  (d) Except as set forth on Schedule 1.14(d)(i), and except for agreements providing, in the aggregate, for the nonstatutory compensation and benefits summarized in Schedule 1.14(d)(ii), neither Parent nor any Parent Subsidiary is a party to or bound by any agreement, instrument, contract or arrangement (i) to which any directors, executive officers or affiliates of Parent or any Parent Subsidiary, is a party or is bound, or (ii) which contains any provision or covenant limiting (x) the ability of any International Subsidiary to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (y) the ability of any Person to compete with or obtain products or services from any International Subsidiary.

                  (e) Schedule 1.14(e) lists each Acquisition Document.

                  Section 1.15 Approvals. Each of the International Subsidiaries has all Approvals required for the conduct of its business, except for Approvals, the failure to obtain which could not, in the aggregate, have an International Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein. All such Approvals are valid and in full force and effect, and the International Subsidiaries are in compliance with all such Approvals, except for such failures to be valid or to be in compliance as could not, individually or in the aggregate, have an International Material Adverse Effect. Except for such proceedings as could not, individually or in the aggregate, have an International Material Adverse Effort, there is no proceeding pending or, to Parent's or International's knowledge, threatened, that disputes the validity of any such Approval or that is likely to result in the revocation, cancellation or suspension, or any adverse modification of, any such Approval.

                  Section 1.16 Compliance with Laws. Except as set forth in
Schedule 1.16:

                  (a) Parent, each Parent Subsidiary and their respective businesses, facilities, operations and agreements have complied with all Laws and Approvals, except for such instances of noncompliance as, when taken together with all other instances of noncompliance, could not have an International Material Adverse Effect.

                  (b) No investigation or review by any Governmental Entity with respect to Parent, any Parent Subsidiary or any of their respective businesses, facilities, operations or agreements is pending or, to Parent's knowledge, threatened, except for investigations and reviews which could not, in the aggregate, have an International Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein. To Parent's knowledge, no Governmental Entity has indicated an intention to conduct the same, except for such investigations and reviews as, when taken together with all other investigations and reviews, could not have an International Material Adverse Effect.

                  (c) Neither Parent nor any Parent Subsidiary has received any notice or communication alleging any noncompliance by any International Subsidiary with any Law or Approval that has not been cured, and no International Subsidiary is subject to any unpaid fine or any continuing sanction for any such noncompliance, except, in either case, for such instances of noncompliance as, when taken together with all other instances of noncompliance, could not have an International Material Adverse Effect.

                  (d) Neither Parent nor any Parent Subsidiary is in violation of or in default under, and to Parent's knowledge, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any Governmental Entity, except for such violations or defaults as, when taken together with all other violations and defaults, could not have an International Material Adverse Effect.

                  Section 1.17 Insurance. Schedule 1.17 (i) contains a true and accurate summary of the insurance coverage of the property, assets or business liabilities of the International Subsidiaries as a whole specifying with respect to each such type of coverage, the term of the policies or bonds, the limits and layers of liability and the annual premiums, and (ii) lists any agreements, arrangements or commitments under which any International Subsidiary indemnifies any other Person or is required to carry insurance for the benefit of any other Person in an amount in excess of $1,000,000 in the aggregate. The policies and bonds summarized in Schedule 1.17 are in full force and effect, all premiums due and payable thereon have been paid, no notice of cancellation or termination has been received with respect to any such policy, and the Selling Entities and the International Subsidiaries have complied with such policies and bonds. Such policies and bonds will remain in full force and effect through the respective dates set forth in Schedule 1.17 without the payment of additional premiums, except in the ordinary course of business, and will not in any way be affected by, terminate, or lapse by reason of the transactions contemplated by the Transaction Agreement.

                  Section 1.18 Customers. Since September 30, 1997, to Parent's and International's knowledge, no municipality or other customer of any International Subsidiary accounting for one percent (1%) or more of the consolidated annual revenue of the International Subsidiaries has canceled or otherwise terminated its relationship with any International Subsidiary or has at any time decreased significantly its usage of the services of



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International or any International Subsidiary and there has been no material adverse change in the business relationship of any International Subsidiary with any such municipality or customer, as the case may be. To Parent's and International's knowledge, no such municipality or other customer intends to cancel or otherwise terminate its relationship with any International Subsidiary or to decrease significantly its usage of the services of any International Subsidiary, as the case may be.

                  Section 1.19 Affiliate Interests. Except as set forth in
Schedule 1.19:

                  (a) Neither Parent, any Parent Subsidiary nor to the knowledge of Parent (after reasonable investigation) any director, executive officer or affiliate of Parent, any Parent Subsidiary, International or any International Subsidiary (i) has any interest in any property, real or personal, tangible or intangible, of any International Subsidiary, except for interests with a value of not greater than $1,000,000 in the aggregate, (ii) has any cause of action or other claim whatsoever against any International Subsidiary or their respective assets or properties, or owes any amount to, or is owed any amount by, any of them, except for claims and indebtedness not in excess of $1,000,000 in the aggregate, or (iii) owns, directly or indirectly, any debt, equity or other interest or investment in any Person which is a competitor, lessor, lessee, customer or supplier of any International Subsidiary, except securities of any publicly-held corporation which do not exceed one percent (1%) of the outstanding voting securities of such corporation.

                  (b) There are no agreements, indebtedness, arrangements, understandings, obligations or other rights or obligations between any International Subsidiary, on the one hand, and Parent, any Parent Subsidiary, International, or to the knowledge of Parent (after reasonable investigation) any of their respective directors, officers, employees or Affiliates (other than the International Subsidiaries), on the other hand, other than agreements, indebtedness,



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arrangements, understandings, obligations and other rights which will not survive the Closing.

                  Section 1.20 Title to Properties. Except as set forth on
Schedule 1.20, each International Subsidiary has good and marketable title to or a valid leasehold interest in all of the properties and assets (real, personal, mixed, tangible and intangible) which are necessary to the conduct of their respective businesses as presently conducted, free and clear of all liens, claims, defects, encumbrances, encroachments, easements, restrictions, security interests, mortgages or deeds of trust, except (a) liens for current Taxes not yet due and payable, (b) such liens, easements and zoning restrictions as are matters of public record, are not substantial in character, amount or extent and do not impair the use or occupancy of such property or assets or the business operations of any International Subsidiary, and (c) liens noted in the International Financial Statements.

                  Section 1.21 Leased Real Property. Except as set forth in
Schedule 1.21, and except for such failures to be valid, binding and enforceable, breaches, defaults, violations and events as could not, in the aggregate, have an International Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein, (i) each lease of real property to which any International Subsidiary is a party (each, an "International Existing Real Property Lease") is a valid and binding obligation of each party thereto and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, (ii) the International Subsidiaries are not in violation or breach of, or in default under, any International Existing Real Property Lease, and, to Parent's knowledge, no other party to any International Existing Real Property Lease is in violation or breach thereof, or in default thereunder, (iii) to Parent's and International's knowledge, no event has occurred that, with the passage of time or the giving of notice or both, would permit the



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unilateral modification, acceleration, or termination of any International
Existing Real Property Lease, and (iv) each International Subsidiary which is a party to the International Existing Real Property Leases enjoys peaceful and undisturbed possession under each International Existing
Real Property Lease.

                  Section 1.22 Personal Property. (a) The equipment and fixtures used by the International Subsidiaries in connection with their respective businesses are, in the aggregate, in substantially good repair (reasonable wear and tear excepted) and are adequate for the uses to which they are being put.

                  (b) Schedule 1.22(b) sets forth a true and complete list of all of the leases of personal property to which any International Subsidiary is a party which provides for payments in excess of $2,000,000 per year (collectively, the "International Personal Property Leases"). Parent has caused to be delivered or made available to the Purchaser a true and complete copy of each International Personal Property Lease.

                  (c) Except as set forth in Schedule 1.22(c), and except for failures to be valid, binding or enforceable, defaults, and events which could not, in the aggregate, have an International Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein, (i) each International Personal Property Lease is a valid and binding obligation of each party thereto and is enforceable against each such party in accordance with its terms, (ii) there is no default or claim of default under any International Personal Property Lease, and (iii) no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by any party to any International Personal Property Lease, or would permit unilateral modification, acceleration, or termination of any International Personal Property Lease.




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                  Section 1.23 Intellectual Property. Schedule 1.23 includes a true, complete and current list of all patents, inventions, know-how that has been acquired for value, trade names, registered and unregistered trademarks, registered and unregistered service marks and registered and unregistered copyrights owned or used by any International Subsidiary, and all pending applications therefor and all licenses and other agreements relating thereto, other than immaterial items (collectively, the "International Intellectual Property"). Except as set forth in Schedule 1.23, an International Subsidiary owns the entire right, title and interest in and to the International Intellectual Property (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the International Intellectual Property has been duly registered or filed with or issued by the appropriate authorities in the countries indicated in Schedule 1.23 and, to Parent's and International's knowledge, such registrations, filings and issuances remain in full force and effect. To Parent's and International's knowledge, there are no infringements or misappropriations of any proprietary rights or International Intellectual Property owned by or licensed by or to any International Subsidiary. The trademarks, service marks and trade names of the International Subsidiaries are enforceable by such entities and all patents comprising the International Intellectual Property are valid and enforceable by the International Subsidiaries. Except as set forth on Schedule 1.23, no consent of third parties will be required for the use of any International Intellectual Property as a consequence of the consummation of the transactions contemplated hereby. Except as set forth on Schedule 1.23, (i) no claims are currently being asserted by any Person to the use of any of the International Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement, and the use of the International Intellectual Property by any International Subsidiary does not infringe on the rights of any Person and no suits or proceedings are pending or threatened against with respect to the foregoing; and (ii) no claims are currently being asserted, and, to Parent's and International's knowledge, no conditions exist upon which



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



such claims could be based, that any International Subsidiary is in default or is not in full compliance with all licenses and other agreements under which it is using any item of the International Intellectual Property. To Parent's and International's knowledge there are no infringements of any proprietary rights owned by or licensed by or to any International Subsidiary. The trademarks, service marks and trade names of the International Subsidiaries are enforceable by such entities and the patents of such entities are valid and enforceable by the International Subsidiaries. The International Intellectual Property constitutes all of the intellectual property necessary for the operation of the International Subsidiaries' respective businesses as presently conducted and provides the International Subsidiaries with all requisite rights to conduct their respective businesses as presently conducted.

                  Section 1.24 Employees. (a) Since September 30, 1997, there have been no increases in salaries, wages and fringe benefits of the employees of the International Subsidiaries (other than increases in the ordinary course of business of the International Subsidiaries consistent with past practice), nor do any such employees that are within the scope of applicability of collective bargaining agreements enjoy salary benefits in excess of what is provided under the relevant collective bargaining agreement.

                  (b) Since September 30, 1997, there have been no changes in the employment conditions of any International Subsidiaries' employees nor have any additional employment relationships commenced or offers of employment been given by any International Subsidiary, except in the ordinary course of business consistent with past practice.

                  (c) The International Subsidiaries have neither signed, nor are they liable under any policy of any life or like personal insurances in excess of compulsory insurances, nor do any of the employees of the International Subsidiaries enjoy any other benefits in excess of benefits provided by Law, except as stated in Schedule 1.25.

                  (d) The pension liability of the International Subsidiaries is fully paid or provided for in the International Financial Statements and, subsequent to the Closing, the International Subsidiaries will not incur any costs in respect of any pension liability arising out of employment before the Closing.

                  (e) With such exceptions as would not reasonably be likely to have a material adverse effect on the ability of the International Subsidiaries operating or conducting business in any particular country to operate or conduct such business in such country, the International Subsidiaries have paid all labor related charges.

                  (f) To Parent's and International's knowledge, there are not pending any strikes, work stoppage or like in the International Subsidiaries.

                  (g) To Parent's and International's knowledge there are no claims from present or former employees of the International Subsidiaries on account for overtime pay, wages, salaries, vacations, discrimination or termination of employment which could reasonably be expected to cause or result in losses, damages, claims or liabilities to or against the International Subsidiaries greater than $5,000,000 in the aggregate.

                  Section 1.25 Litigation. Except as set forth on Schedule 1.25 and except for such matters as could not, in the aggregate, have an International Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent or International, threatened against Parent or any Parent Subsidiary, or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to matters involving any Environmental Law (as defined below) and occupational safety and health matters. "Environmental Law" means any multi-national, national, regional or local



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law, regulation, directive, treaty, convention, order, decree, permit, authorization, common law or government requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance (as defined below) or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. "Hazardous Substance" means any substance that is: (i) listed, classified or regulated as hazardous, toxic, or harmful pursuant to any Environmental Law; (ii) any petroleum product or by-product, industrial, commercial or special waste, asbestos-containing material, lead product, hazardous material, polychlorinated biphenyls, radioactive materials or manufacturing byproduct; and (iii) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

                  Section 1.26 Employee Benefits. (a) Schedule 1.26 contains a true and accurate summary, for each jurisdiction in which International or any International Subsidiary conducts business, of the employees covered, amounts payable and material terms of payment under the employment, severance, bonus, incentive, deferred compensation, pension, profit sharing, stock option, stock, stock based, death benefit, health, disability and other employee benefit plans or agreements (the "International Employee Benefit Plans") maintained or contributed to by International or any International Subsidiary in such jurisdiction. Parent has delivered to Purchaser true, complete and correct copies of (i) each International Employee Benefit Plan and (ii) each trust agreement and annuity or other insurance contract relating to any International Employee Benefit Plan.

                  (b) Neither International nor any International Subsidiaries is in default of any material obligation to be performed under any of the International Employee Benefit Plans. None of the International Employee Benefit Plans is subject to the provisions of the United States Employee



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



Retirement Income Security Act of 1974, as amended. Each International Employee Benefit Plan has been administered in all material respects in accordance with its terms. All the International Employee Benefit Plans are in compliance in all material respects with the provisions of applicable law. All payments, deductions from wages, reports, returns and similar documents with respect to the International Employee Benefit Plans required to be filed with or paid to any Governmental Entity or International Employee Benefit Plan or distributed to any International Employee Benefit Plan participant have been duly and timely filed, distributed or paid. There is no pending or, to the knowledge of Parent, threatened litigation relating to any International Employee Benefit Plan, other than routine claims for benefits. Each International Employee Benefit Plan which is a pension plan has sufficient assets to discharge the liabilities for benefits thereunder.

                  (c) Except as set forth on Schedule 1.26(c), the consummation of the transactions contemplated by this Transaction Agreement and the Ancillary Agreements will not (i) entitle any employees of International or any of International Subsidiaries to severance pay or (ii) accelerate or provide any other rights or credits under, or increase the amount payable or trigger any other obligation pursuant to, any of the International Employee Benefit Plans.

                  Section 1.27 Environmental Matters. Except as disclosed in
Schedule 1.27, and except for such instances of noncompliance, release, liability, deficiencies in permitting, use, circumstances, conditions, failures to reserve orders, decrees, injunctions, directives as could not, individually or in the aggregate, have an International Material Adverse Effect: (i) Parent and the Parent Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property owned or operated by Parent or any Parent Subsidiary (including landfills, transfer stations, incinerators, or any storage, processing or recycling facility) has released any Hazardous Substance into the environment; (iii) no property formerly owned or operated by Parent or any Parent Subsidiaries has released any Hazardous Substance into the environment during such period of ownership or operation; (iv) no International Subsidiary is subject to any liability for any Hazardous Substance disposal or contamination on any owned or third party property; (v) each International Subsidiary possesses all permits, authorizations, licenses and approvals necessary to the current conduct of its operations and businesses and is not aware of any circumstances that would interfere with any future permit renewal, issuance or modification required for any planned future operations or facility expansions; (vi) neither Parent nor any Parent Subsidiary is subject to any order, decree, injunction, directive or investigation by any Governmental Entity or to any indemnity, agreement or other obligation to any third party relating to liability under any Environmental Law;
(vii) none of the properties of any International Subsidiary have been used for the handling or disposal of any Hazardous Substances other than for the handling and disposal of uncontaminated household waste and similar materials having the same regulatory classification in compliance with all Environmental Laws; (viii) there are no other circumstances or conditions involving any International Subsidiary that could be expected to result in any claims, liabilities, investigations, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law; (ix) the International Subsidiaries have established appropriate reserves and posted all required financial assurances required under any Environmental Law to address all facility closure and post-closure obligations arising under any Environmental Law. Except with respect to conditions which could not, individually or in the aggregate, have an International Material Adverse Effect, (x) neither Parent nor any Parent Subsidiary has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law; and (ii) Parent has delivered to Purchaser copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to any International Subsidiary or any of their current or former properties or operations.

                  Section 1.28 Landfills. Schedule 1.28 lists each landfill owned or operated by International and the International Subsidiaries and accurately describes each such landfill by its city or county and state or province of location, total area (in square meters), permitted area (in square meters), estimated remaining permitted capacity in cubic meters, estimated or mandated closure date, and estimated closure, post-closure and reclamation liability at its projected or mandated closure date (computed at the closure date with and without discount to present value) and any other recorded or unrecorded accruals, contingent or otherwise, or reserves related to landfill liabilities of any type.

                  Section 1.29 Taxes. Except as disclosed in Schedule 1.29: (i) Parent, International and the International Subsidiaries have timely filed all Tax Returns that are required to be filed with respect to International or any International Subsidiaries or any of their income, properties or operations;
(ii) such Tax Returns are true, complete and accurate in all material respects;
(iii) all Taxes due or shown as due on the returns described in clause (i) with respect to International or any International Subsidiaries (without regard to whether such Taxes have been assessed and without regard to whether the liability for such Taxes is disputed) have been timely paid or have been provided for in a reserve which is adequate for the payment of such Taxes and is identified in Schedule 1.29; (iv) Parent, International and each of the International Subsidiaries have maintained adequate provisions on their books for all Taxes that have accrued but are not yet due; (v) no adjustments or deficiencies relating to the Tax Returns referred to in clause (i) or any Taxes attributable to International or any International Subsidiaries have been assessed, proposed or asserted; (vi) there are no pending or (to the knowledge of Parent) threatened actions or proceedings for the assessment or collection of Taxes against International or any International Subsidiaries; (vii) there are no outstanding waivers or agreements extending or tolling the applicable statute of limitations for any period with respect to any Taxes of International or any International Subsidiaries; (viii) no audit or



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examination with respect to International or any International Subsidiaries is
presently pending or (to the knowledge of Parent) threatened; (ix) no material claim has ever been made by an authority in a jurisdiction where International or any of the International Subsidiaries does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction; (x) there are no liens on any of the assets of International or any International Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes; (xi) neither International nor any of the International Subsidiaries is a party to any allocation or sharing agreement or intercompany account system (whether written or unwritten) in respect of Taxes.*

                  Section 1.30 Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated in the Transaction Agreement, except that Parent has employed Morgan Stanley & Co. Incorporated as its financial advisors, the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof.

                  Section 1.31 Aggregation. The imperfections, defects, orders, actions, defaults, liabilities, inaccuracies and other items omitted from disclosure in connection with the representations and warranties made in Sections 1.1 through 1.30 on grounds of immateriality or failure to have an International Material Adverse Effect do not and could not, taken as a whole, cause or result in losses, damages, claims or liabilities greater than $15,000,000.

--------

* [Other representations to be provided by non-U.S. tax counsel relevant to jurisdictions where companies or their assets are located.]



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



                                   ANNEX II

                   Representations and Warranties of Purchaser

           Purchaser will represent and warrant to Parent as follows:

                  Section 2.1 Corporate Organization and Qualification. Purchaser is a societe anonyme duly organized and is validly existing and in good standing under the laws of the Republic of France, and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it or the business conducted by it require such qualification, except for such failures to so qualify or be in good standing as a foreign corporation, which, in the aggregate, could not have a material adverse effect on the general affairs, business, assets, liabilities, financial condition, properties, operations or results of operations of Purchaser and its Subsidiaries, taken as a whole, or on the ability to operate or conduct the business of Purchaser and its Subsidiaries, taken as a whole, in the manner in which it is presently operated or conducted (a "Purchaser Material Adverse Effect"), it being understood that for purposes of the definition of Purchaser Material Adverse Effect that any change, development or effect which could reasonably be expected to cause or result in losses, damages, claims or liabilities to or against Purchaser greater than $15,000,000 shall be deemed to be such a material adverse effect. Purchaser has the corporate power and authority to carry on its business as currently conducted. Purchaser has made available to Parent a complete and correct copy of its statuts, as amended to date. Purchaser's statuts are in full force and effect.

                  Section 2.2 Authorized Capital. The authorized capital stock or equity capitalization of Purchaser consists of ___ Purchaser Shares, all of which were outstanding on ________, 1997. All of the outstanding Purchaser Shares have been duly authorized and validly issued, and are fully paid and (except as set forth on Schedule 2.2) nonassessable. All of the outstanding equity securities or ownership interests of



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



each of Purchaser's Subsidiaries is duly authorized and validly issued, and is fully paid and (except as set forth in Schedule 2.2) nonassessable and, except as set forth in Schedule 2.2, is owned, of record and beneficially, either directly or indirectly, by Purchaser free and clear of all liens, pledges, security interests, voting trust arrangements, charges, options, restrictions, claims or other encumbrances, except for such encumbrances as could not, in the aggregate, have a Purchaser Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein.

                  Section 2.3 No Dilution. Except as set forth in Schedule 2.3, Purchaser does not have any Purchaser Shares reserved for issuance. Except as set forth in Schedule 2.3, there are no subscriptions, calls, commitments, rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, plans, arrangements or commitments with respect to the issuance, sale or purchase of any Purchaser Shares or other equity securities or ownership interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, Purchaser Shares or any equity securities or ownership interests of Purchaser, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Purchaser does not have any outstanding securities or instruments the holders of which have the right to vote (or convert or exchange such securities or instruments into or for securities having the right to vote) with the shareholders of Purchaser on any matter.

                  Section 2.4 Corporate Authority. Subject only to the approval of Purchaser shareholders, Purchaser has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Transaction Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. J.P. Morgan & Co. Incorporated has rendered a written opinion to Purchaser to the effect that the Consideration is fair to Purchaser from a financial point of view. The Transaction Agreement is, and as of and after the Closing will be, and as of and after the Closing the Ancillary Agreements will be, valid and binding agreements of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  Section 2.5 Consideration Shares. When issued at the Closing, the Consideration Shares shall be duly authorized, validly issued, fully paid and nonassessable.

                  Section 2.6 Governmental Filings. Other than the filings and/or notices required by Council Regulation (EEC) No. 4064/89, [List non-European antitrust or regulatory filings] and the filings and/or notices set forth in Schedule 2.6, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, Approvals, permits or authorizations required to be obtained by Purchaser from, any Governmental Entity, in connection with the execution and delivery of the Transaction Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, except for notices, reports, filings, consents, registrations, Approvals, permits or authorizations, the failure to make or obtain which could not, in the aggregate, have a Purchaser Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein.

                  Section 2.7 Non-Contravention. The execution, delivery and performance of the Transaction Agreement and the Ancillary Agreements by Purchaser, and the consummation by Purchaser of the transactions contemplated in the Transaction Agreement and therein, do not and will not (a) violate or conflict with, or constitute a default under, any provision of the statuts or comparable governing instruments of Purchaser or any of its Subsidiaries,



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



(b) violate any provision of, or constitute (or with notice or lapse of time or both would constitute) a default under, or accelerate or permit the acceleration of the performance required by, any Contracts to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties are bound or subject (collectively, the "Purchaser Contracts"), (c) entitle any party to cancel or terminate, or result in any change in the rights or obligations of any party under, or require a consent or waiver by any party to, any Purchaser Contract, (d) result in the creation of a lien, pledge, security interest, voting trust arrangement, charge, option, restriction, claim, or other encumbrance on the equity securities, ownership interests or on the assets of Purchaser or any of its Subsidiaries, (e) violate any Law, by which or to which any of their respective assets or properties are bound or subject, or (f) result in the loss or impairment of any Approval of or benefitting Purchaser or any of its Subsidiaries; except (i) in the case of clauses (b), (d), (e) and (f) of this Section, for such violations, defaults, accelerations, losses or impairments as, when taken together with all other such violations, defaults, accelerations, losses and impairments, could not have a Purchaser Material Adverse Effect, and (ii) in the case of clauses (b) and (c), for violations, defaults, accelerations, cancellations, terminations of and changes in rights under the Contracts, instruments, agreements and obligations listed in Schedule 2.7.

                  Section 2.8 Financial Statements. The consolidated balance sheet of Purchaser dated June 30, 1997 (the "Purchaser Balance Sheet Date") contained in Schedule 2.8(a) (the "Purchaser Balance Sheet") fairly presents the consolidated assets, liabilities and financial position of Purchaser and its consolidated Subsidiaries as a whole as of such date in accordance with French GAAP and the accounting practices listed on Schedule 2.8(a)(i), in each case consistently applied, except as specifically noted therein. The consolidated statement of income and of changes in financial condition dated June 30, 1997 contained in Schedule 2.8(a) of (the "Purchaser Income Statement", and, collectively with the Purchaser Balance Sheet, the



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"Purchaser Financial Statements") fairly presents the consolidated results of operations, retained earnings and changes in financial condition, as the case may be, of Purchaser and its consolidated Subsidiaries for such period, in each case in accordance with French GAAP and the accounting practices listed on
Schedule 2.8(a)(i), in each case consistently applied, except as specifically noted therein.

                  Section 2.9 Closing Consents. Except for the consents, waivers and authorizations set forth in Schedule 2.9 (the "Purchaser Closing Consents"), and other than as disclosed in Section 2.6, there are no Persons or entities, other than Purchaser, whose Approval, consent, waiver or authorization is legally or contractually required to consummate the transactions contemplated by this Transaction Agreement, except for consents, waivers and authorizations, the failure to obtain which could not, in the aggregate, have a Purchaser Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein. As of the Closing, each of the Purchaser Closing Consents shall have been duly authorized, executed and delivered by each of the parties thereto and from and after the Closing shall be a valid and binding agreement of each such party, enforceable against such party in accordance with its terms.

                  Section 2.10 No Actions. There is no action, claim, dispute, proceeding, suit, investigation or appeal pending or, to Purchaser's knowledge, threatened, against Purchaser or any of its Subsidiaries which questions or challenges the validity of this Transaction Agreement, any Ancillary Agreement or any Purchaser Closing Consent, or any action taken or proposed to be taken by Purchaser or any of its Subsidiaries pursuant hereto or thereto or in connection with the transactions contemplated hereby and thereby, and (to the knowledge of Purchaser or any Subsidiary of Purchaser) no conditions exist which could reasonably be expected to lead to any such action, claim, dispute, proceeding, suit, investigation or appeal.

                  Section 2.11 No Undisclosed Liabilities. Notwithstanding any other representation or warranty set forth in this Transaction Agreement and except as set forth in Schedule 2.11, Purchaser did not have, as of June 30, 1997, any liabilities of any nature (whether accrued, absolute, fixed, contingent, liquidated or unliquidated or otherwise and whether due or to become due, and whether or not required by generally accepted accounting principles to be set forth on Purchaser's Balance Sheet), except as and to the extent of the amounts specifically reflected or reserved against in the Purchaser Balance Sheet or in the notes thereto and except for liabilities which could not, in the aggregate, have a Purchaser Material Adverse Effect.

                  Section 2.12 Absence of Certain Changes. Except as set forth in Schedule 2.12 and except as specifically provided for in the Transaction Agreement or agreed in writing between Parent and Purchaser, since the Purchaser Balance Sheet Date:

                  (a) Purchaser has conducted its businesses only in the ordinary course of business consistent with past practice;

                  (b) there has not occurred any damage, destruction or other casualty loss with respect to any asset or real or tangible personal property owned, leased or otherwise by Purchaser, whether or not covered by insurance, which could have a Purchaser Material Adverse Effect;

                  (c) Purchaser has not (i) sold, pledged or agreed to sell or pledge any equity securities or ownership interests owned by it in any of its Subsidiaries; (ii) amended or violated its Statutes; (iii) reclassified, split, subdivided, combined or reclassified any of its equity securities or ownership interests; or (iv) declared, set aside or paid any dividend payable in securities or property other than cash with respect to any of its equity securities or ownership interests;

                  (d) Purchaser has not (i) issued, sold, pledged, disposed of or encumbered any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any of its equity securities or ownership interests or any of its other securities, property or assets; (ii) transferred, leased, licensed, guaranteed, sold, mortgaged, pledged, disposed of or subjected to or permitted the imposition of any lien, claim, restriction or encumbrance (other than statutory liens for taxes not yet due and payable) on any of its assets or properties, other than in the ordinary course of business consistent with past practice; (iii) acquired directly or indirectly, by purchase, redemption or otherwise any of its equity securities or ownership interests; (iv) incurred any indebtedness for borrowed money or guaranteed the obligations of any Person, or made any loans or advances, in each case except in the ordinary course of business consistent with past practice; (v) paid, discharged or satisfied any liability other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected on or reserved against the financial statements contained in Schedule 2.8 or subsequently incurred in the ordinary course of business consistent with past practice; (vi) entered into any Purchaser Material Contract (as defined in Section 2.13) or agreement other than in the ordinary course of business consistent with past practice; or (vii) authorized capital expenditures in excess of US$200,000,000 in the aggregate or made any direct or indirect acquisition of, or investment in, assets or stock of any other Person having an aggregate acquisition price in excess of US$20,000,000;

                  (e) Purchaser has not, except in the ordinary course of business consistent with past practice, (i) granted any severance or termination pay to, or entered into any employment or severance agreement with, or increased the compensation payable to, any director, officer or other employee of Purchaser; or (ii) established, adopted, entered into, made any new grants or awards under or amended any Purchaser Employee Benefit Plans (as defined in Section 2.25);

                  (f) Purchaser has not settled or compromised any claims or litigation or waived, assigned or released any rights or claims involving liability or potential liability of Purchaser or otherwise having a value of $5,000,000 per right, claim or action or $10,000,000 in the aggregate or, except in the ordinary course of business consistent with past practice, modified, amended or terminated any Purchaser Material Contracts to which it is a party or by which it or any of its properties is bound;

                  (g) there has been no change in the accounting policies or procedures of Purchaser;

                  (h) Purchaser has not made any tax election or settled or compromised any Tax liability or permitted any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except, in any such case, in the ordinary course of business consistent with past practice and except to the extent that such Tax liabilities and insurance policy limits do not exceed US$5,000,000 in the aggregate;

                  (i) Purchaser has not sold, disposed of or other wise abandoned, altered or written down the book value of (except for amortization and depreciation thereof in accordance with French GAAP), any item of the property, plant and equipment reflected on the Purchaser Balance Sheet contained in Schedule 2.8 or on the accounting records of Purchaser as of the Closing, except for sales and dispositions not exceeding US$5,000,000 in the aggregate;

                  (j) Purchaser has not created any lien, claim, restriction or other encumbrance on or affecting title to the real property occupied or used by Purchaser, other than liens not affecting the use, operation or value of such real property created in the ordinary course of business consistent with past practice, or entered into any leases or subleases for any real or personal property providing for annual payments greater than $15,000,000 in the aggregate; and

                  (k) Purchaser has not authorized or entered into an agreement to do any of the foregoing.

                  Section 2.13 Material Contracts. (a) Schedule 2.13(a) contains a true and complete list of each agreement, instrument, contract or arrangement to which Purchaser is a party or by which it or any of their respective properties or assets are bound: (i) which relates to the borrowing of money and pursuant to which the outstanding indebtedness is in excess of US$5,000,000, or
(ii) under which Purchaser made or received payments in excess of US$5,000,000 during 1997 or is reasonably likely to make or receive payments in excess of US$5,000,000 during 1998; or (iii) which accounts for two percent (2%) or more of Purchaser's revenue per annum or imposes any encumbrance, lien or restriction on any assets or properties (including Purchaser Intellectual Property, as defined in Section 2.22) used in the manufacture or sale of any such product or service (collectively, the "Purchaser Material Contracts").

                  (b) Except as set forth in Schedule 2.13(b) and except for such failures to be valid, binding and enforceable, breaches, defaults, violations and events as could not, in the aggregate, have a Purchaser Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein, (i) each Purchaser Material Contract is a valid and binding obligation of each of the parties thereto and is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, except for such failures to be valid and binding as could not, individually or in the aggregate, have a Purchaser Material Adverse Effect, (ii) Purchaser is not in violation or breach of, or in default under, any Purchaser Material Contract and, to Purchaser's knowledge, no other party to any Purchaser Material Contract is in violation or breach thereof, or in default thereunder, except, in either case, for such violations, breaches and defaults as could not, individually or in the aggregate, have a Purchaser Material Adverse Effect, and
(iii) to Purchaser's knowledge, no event has occurred that, with the passage of time or the giving of notice or both, would permit the unilateral modification, acceleration, or termination of any Purchaser Material Contract.

                  (c) Purchaser has caused to be delivered or made available to Parent a true, complete and current copy of each Purchaser Material Contract.

                  (d) Except as set forth on Schedule 2.13(d)(i), and except for agreements providing, in the aggregate, for the nonstatutory compensation and benefits summarized in Schedule 2.13(d)(ii), Purchaser is not a party to or bound by any agreement, instrument, contract or arrangement (i) to which any directors, executive officers or affiliates of Purchaser or any Purchaser Subsidiary, is a party or is bound, or (ii) which contains any provision or covenant limiting (x) the ability of Purchaser to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (y) the ability of any Person to compete with or obtain products or services from Purchaser.

                  Section 2.14 Approvals. Purchaser has all Approvals required for the conduct of its business, except for Approvals, the failure to obtain which could not, in the aggregate, have a Purchaser Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein. All such Approvals are valid and in full force and effect, and Purchaser is in compliance with all such Approvals, except for such failures to be valid or to be in compliance as could not, individually or in the aggregate, have a Purchaser Material Adverse Effect. Except for such proceedings as could not, individually or in the aggregate, have a Purchaser Material Adverse Effect, there is no proceeding pending or, to Purchaser's knowledge, threatened, that disputes the validity of any such Approval or that is likely to result in the revocation, cancellation or suspension, or any adverse modification of, any such Approval.

                  Section 2.15 Compliance with Laws. Except as set forth in
Schedule 2.15:

                  (a) Purchaser, and its businesses, facilities, operations and agreements have complied with all Laws and Approvals, except for such instances of noncompliance as, when taken together with all other instances of noncompliance, could not have a Purchaser Material Adverse Effect.

                  (b) No investigation or review by any Governmental Entity with respect to Purchaser or any of its businesses, facilities, operations or agreements is pending or, to Purchaser's knowledge, threatened, except for investigations and reviews which could not, in the aggregate, have a Purchaser Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein. To Purchaser's knowledge, no Governmental Entity has indicated an intention to conduct the same, except for such investigations and reviews as, when taken together with all other investigations and reviews, could not have a Purchaser Material Adverse Effect.

                  (c) Purchaser has not received any notice or communication alleging any noncompliance by Purchaser with any Law or Approval that has not been cured, and Purchaser is not subject to any unpaid fine or any continuing sanction for any such noncompliance, except, in either case, for such instances of noncompliance as, when taken together with all other instances of noncompliance, could not have a Purchaser Material Adverse Effect.

                  (d) Purchaser is not in violation of or in default under, and to Purchaser's knowledge, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any Governmental Entity, except for such violations or defaults as, when taken together with all other violations and defaults, could not have a Purchaser Material Adverse Effect.

                  Section 2.16 Insurance. Schedule 2.16 (i) contains a true and accurate summary of the insurance coverage of the property, assets or business liabilities of Purchaser specifying with respect to each such type of coverage, the term of the policies or bonds, the limits and layers of liability and the annual premiums, and (ii) lists any agreements, arrangements or commitments under which Purchaser indemnifies any other Person or is required to carry insurance for the benefit of any other Person in an amount in excess of US$1,000,000 in the aggregate. The policies and bonds summarized in Schedule
2.16 are in full force and effect, all premiums due and payable thereon have been paid, no notice of cancellation or termination has been received with respect to any such policy, and Purchaser has complied with such policies and bonds. Such policies and bonds will remain in full force and effect through the respective dates set forth in Schedule 2.16 without the payment of additional premiums, except in the ordinary course of business, and will not in any way be affected by, terminate, or lapse by reason of the transactions contemplated by the Transaction Agreement.

                  Section 2.17 Customers. Since the Purchaser Balance Sheet Date, to Purchaser's knowledge, no municipality or other customer of Purchaser accounting for one percent (1%) or more of Purchaser's consolidated annual revenue has canceled or otherwise terminated its relationship with Purchaser or has at any time decreased significantly its usage of the services of Purchaser and there has been no material adverse change in the business relationship of Purchaser with any such municipality or customer, as the case may be. To Purchaser's knowledge, no such municipality or other customer intends to cancel or otherwise terminate its relationship with Purchaser or to decrease significantly its usage of the services of Purchaser, as the case may be.

                  Section 2.18 Affiliate Interests. Except as set forth in
Schedule 2.18, neither Purchaser, any Purchaser Subsidiary nor to the knowledge of Purchaser (after reasonable investigation) any director, executive officer or affiliate of Purchaser or any Purchaser Subsidiary (i) has any interest in any property, real or personal, tangible or intangible, of Purchaser, except for interests with a value of not greater than US$1,000,000 in the aggregate (ii) has any cause of action or other claim whatsoever against Purchaser or their respective assets or properties, or owes any amount to, or is owed any amount by, any of them, except for claims and indebtedness not in excess of US$1,000,000 in the aggregate, or (iii) owns, directly or indirectly, any debt, equity or other interest or investment in any Person which is a competitor, lessor, lessee, customer or supplier of Purchaser, except securities of any publicly-held corporation which do not exceed one percent (1%) of the outstanding voting securities of such corporation.

                  Section 2.19 Title to Properties. Except as set forth on
Schedule 2.19, Purchaser has good and marketable title to or a valid leasehold interest in all of the properties and assets (real, personal, mixed, tangible and intangible) which are necessary to the conduct of its businesses as presently conducted, free and clear of all liens, claims, defects, encumbrances, encroachments, easements, restrictions, security interests, mortgages or deeds of trust, except (a) liens for current Taxes not yet due and payable, (b) such liens, easements and zoning restrictions as are matters of public record, are not substantial in character, amount or extent and do not impair the use or occupancy of such property or assets or the business operations of Purchaser and
(c) liens noted in the Purchaser Financial Statements.

                  Section 2.20 Leased Real Property. Except as set forth in
Schedule 2.20, and except for such failures to be valid, binding and enforceable, breaches, defaults, violations and events as could not, in the aggregate, have a Purchaser Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein, (i) each lease of real property to which Purchaser is a party (each, a "Purchaser Existing Real Property Lease") is a valid and binding obligation of each party thereto and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, (ii) Purchaser is not in violation or breach of, or in default under, any Purchaser Existing Real Property Lease, and, to Purchaser's knowledge, no other party to any Purchaser Existing Real Property Lease is in violation or breach thereof, or in default thereunder, (iii) to Purchaser's knowledge, no event has occurred that, with the passage of time or the giving of notice or both, would permit the unilateral modification, acceleration, or termination of any Purchaser Existing Real Property Lease, and (iv) Purchaser enjoys peaceful and undisturbed possession under each Purchaser Existing Real Property Lease.

                  Section 2.21 Personal Property. (a) The equipment and fixtures used by Purchaser in connection with its businesses are, in the aggregate, in substantially good repair (reasonable wear and tear excepted) and are adequate for the uses to which they are being put.

                  (b) Schedule 2.21(b) sets forth a true and complete list of all of the leases of personal property to which Purchaser is a party which provides for payments in excess of $2,000,000 per year (collectively, the "Purchaser Personal Property Leases"). Purchaser has caused to be delivered or made available to Parent a true and complete copy of each Purchaser Personal Property Lease.

                  (c) Except as set forth in Schedule 2.21(c), and except for failures to be valid, binding or enforceable, defaults, and events which could not, in the aggregate, have a Purchaser Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein, (i) each Purchaser Personal Property Lease is a valid and binding obligation of each party thereto and is enforceable against each such party in accordance with its terms, (ii) there is no default or claim of default under any Purchaser Personal Property Lease, and (iii) no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by any party to any Purchaser Personal Property Lease, or would permit unilateral modification, acceleration, or termination of Purchaser any Purchaser Personal Property Lease.

                  Section 2.22 Intellectual Property. Schedule 2.22 includes a true, complete and current list of all patents, inventions, know-how that has been acquired for value, trade names, registered and unregistered trademarks, registered and unregistered service marks and registered and unregistered copyrights owned or used by any Purchaser Subsidiary, and all pending applications therefor and all licenses and other agreements relating thereto, other than immaterial items (collectively, the "Purchaser Intellectual Property"). Except as set forth in Schedule 2.22, Purchaser owns the entire right, title and interest in and to the Purchaser Intellectual Property (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the Purchaser Intellectual Property has been duly registered or filed with or issued by the appropriate authorities in the countries indicated in Schedule 2.22 and, to Purchaser's knowledge, such registrations, filings and issuances remain in full force and effect. To Purchaser's knowledge, there are no infringements or misappropriations of any proprietary rights or Purchaser Intellectual Property owned by or licensed by or to Purchaser. The trademarks, service marks and trade names of Purchaser are enforceable by Purchaser and all patents comprising the Purchaser Intellectual Property are valid and enforceable by Purchaser. Except as set forth on Schedule 2.22, no consent of third parties will be required for the use of any Purchaser Intellectual Property as a consequence of the consummation of the transactions contemplated hereby. Except as set forth on Schedule 2.22, (i) no claims are currently being asserted by any Person to the use of any of the Purchaser Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement, and the use of the Purchaser Intellectual Property by Purchaser does not infringe on the rights of any Person and no suits or proceedings are pending or threatened against with respect to the foregoing; and

(ii) no claims are currently being asserted, and, to Purchaser's knowledge, no conditions exist upon which such claims could be based, that Purchaser is in default or is not in full compliance with all licenses and other agreements under which it is using any item of the Purchaser Intellectual Property. To Purchaser's knowledge there are no infringements of any proprietary rights owned by or licensed by or to Purchaser. The trademarks, service marks and trade names of Purchaser are enforceable by Purchaser and the patents of Purchaser are valid and enforceable by Purchaser. The Purchaser Intellectual Property constitutes all of the intellectual property necessary for the operation of Purchaser's businesses as presently conducted and provides Purchaser with all requisite rights to conduct its businesses as presently conducted.

                  Section 2.23 Employees. (a) Since the Purchaser Balance Sheet Date, there have been no increases in salaries, wages and fringe benefits of the employees of Purchaser (other than increases in the ordinary course of business of Purchaser consistent with past practice), nor do any such employees that are within the scope of applicability of collective bargaining agreements enjoy salary benefits in excess of what is provided under the relevant collective bargaining agreement.

                  (b) Since the Purchaser Balance Sheet Date, there have been no changes in the employment conditions of Purchaser's employees nor have any additional employment relationships commenced or offers of employment been given by Purchaser, except in the ordinary course of business consistent with past practice.

                  (c) Purchaser has neither signed, nor is it liable under any policy of any life or like personal insurances in excess of compulsory insurances, nor do any of the employees of Purchaser enjoy any other benefits in excess of benefits provided by Law, except as stated in Schedule 2.23.

                  (d) With such exceptions as would not reasonably be likely to have a material adverse effect on the ability of Purchaser operating or conducting business in any particular country to operate or conduct such business in such country, Purchaser has paid all labor related charges.

                  (e) To Purchaser's knowledge, there are not pending any strikes, work stoppage or like in Purchaser.

                  (f) To Purchaser's knowledge there are no claims from present or former employees of Purchaser on account for overtime pay, wages, salaries, vacations, discrimination or termination of employment which could reasonably be expected to cause or result in losses, damages, claims or liabilities to or against Purchaser greater than US$5,000,000 in the aggregate.

                  Section 2.24 Litigation and Liabilities. Except as set forth on Schedule 2.24 and except for such matters as could not, in the aggregate, have a Purchaser Material Adverse Effect, hinder or delay the performance by any party of its obligations under this Agreement or hinder or delay the consummation of the transactions contemplated herein, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries, or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to matters involving any Environmental Law and occupational safety and health matters.

                  Section 2.25 Employee Benefits. (a) Schedule 2.25 contains a true and accurate summary, for each jurisdiction in which Purchaser conducts business, of the employees covered, amounts payable and material terms of payment under the employment, severance, bonus, incentive, deferred compensation, pension, profit sharing, stock option, stock, stock based, death benefit, health, disability and other employee benefit plans or agreements (the "Purchaser Employee Benefit Plans") maintained or contributed to by Purchaser in such jurisdiction. Purchaser has delivered to Parent true, complete and correct copies of (i) each Purchaser Employee Benefit Plan and (ii) each trust agreement and annuity or other insurance contract relating to any Purchaser Employee Benefit Plan.

                  (b) Purchaser is not in default of any material obligation to be performed under any of the Purchaser Employee Benefit Plans. None of the Purchaser Employee Benefit Plans is subject to the provisions of the United States Employee Retirement Income Security Act of 1974, as amended. Each Purchaser Employee Benefit Plan has been administered in all material respects in accordance with its terms. All the Purchaser Employee Benefit Plans are in compliance in all material respects with the provisions of applicable law. All payments, deductions from wages, reports, returns and similar documents with respect to the Purchaser Employee Benefit Plans required to be filed with or paid to any Governmental Entity or Purchaser Employee Benefit Plan or distributed to any Purchaser Employee Benefit Plan participant have been duly and timely filed, distributed or paid. There is no pending or, to the knowledge of Purchaser, threatened litigation relating to any Purchaser Employee Benefit Plan, other than routine claims for benefits. Each Purchaser Employee Benefit Plan which is a pension plan has sufficient assets to discharge the liabilities for benefits thereunder.

                  (c) Except as set forth on Schedule 2.25(c), the consummation of the transactions contemplated by this Transaction Agreement and the Ancillary Agreements will not (i) entitle any employees of Purchaser to severance pay or
(ii) accelerate or provide any other rights or credits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Purchaser Employee Benefit Plans.

                  Section 2.26 Environmental Matters. Except as disclosed in
Schedule 2.26 and except for such instances of noncompliance, release, liability, deficiencies in permitting, use, circumstances, conditions, failures to reserve orders, decrees, injunctions, directives and investigations as could not, individually or in the aggregate, have a Purchaser Material Adverse Effect,: (i) Purchaser has complied at all times with all applicable

Environmental Laws; (ii) no property owned or operated by Purchaser (including landfills, transfer stations, incinerators, or any storage, processing or recycling facility) has released any Hazardous Substance into the environment;
(iii) no property formerly owned or operated by Purchaser has released any Hazardous Substance into the environment during such period of ownership or operation; (iv) Purchaser is not subject to any liability for any Hazardous Substance disposal or contamination on any owned or third party property; (v) Purchaser possesses all permits, authorizations, licenses and approvals necessary to the current conduct of its operations and businesses and is not aware of any circumstances that would interfere with any future permit renewal, issuance or modification required for any planned future operations or facility expansions; (vi) Purchaser is not subject to any order, decree, injunction, directive or investigation by any Governmental Entity or to any indemnity, agreement or other obligation to any third party relating to liability under any Environmental Law; (vii) none of the properties of Purchaser have been used for the handling or disposal of any Hazardous Substances other than for the handling and disposal of uncontaminated household waste and similar materials having the same regulatory classification in compliance with all Environmental Laws; (vii) there are no other circumstances or conditions involving Purchaser that could be expected to result in any claims, liabilities, investigations, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law; (x) Purchaser has established appropriate reserves and posted all required financial assurances required under any Environmental Law to address all facility closure and post- closure obligations arising under any Environmental Law. Except with respect to conditions which could not, individually or in the aggregate, have a Purchaser Material Adverse Effect, (vi) Purchaser has not received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law; and (ii) Purchaser has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental

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information in its possession relating to Purchaser or any
of its current or former properties or operations.

                  Section 2.27 Landfills. Schedule 2.27 lists each landfill owned or operated by Purchaser and accurately describes each such landfill by its city or county and state or province of location, total area (in square meters), permitted area (in square meters), estimated remaining permitted capacity in cubic meters, estimated or mandated closure date, and estimated closure, post-closure and reclamation liability at its projected or mandated closure date (computed at the closure date with and without discount to present value) and any other recorded or unrecorded accruals, contingent or otherwise, or reserves related to landfill liabilities of any type.

                  Section 2.28 Taxes. Except as disclosed in Schedule 2.28: (i) Purchaser timely filed all Tax Returns that are required to be filed with respect to Purchaser or any of its income, properties or operations; (ii) such Tax Returns are true, complete and accurate in all material respects; (iii) all Taxes due or shown as due on the returns described in clause (i) with respect to Purchaser (without regard to whether such Taxes have been assessed and without regard to whether the liability for such Taxes is disputed) have been timely paid or have been provided for in a reserve which is adequate for the payment of such Taxes and is identified in Schedule 2.28; (iv) Purchaser has maintained adequate provisions on their books for all Taxes that have accrued but are not yet due; (v) no adjustments or deficiencies relating to the Tax Returns referred to in clause (i) or any Taxes attributable to Purchaser has been assessed, proposed or asserted; (vi) there are no pending or (to the knowledge of Purchaser) threatened actions or proceedings for the assessment or collection of Taxes against Purchaser; (vii) there are no outstanding waivers or agreements extending or tolling the applicable statute of limitations for any period with respect to any Taxes of Purchaser; (viii) no audit or examination with respect to Purchaser is presently pending or (to the knowledge of Purchaser) threatened;
(ix) no material claim has ever been made by an authority in a jurisdiction where Purchaser does



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



not file Tax Returns that it is or may be subject to Taxes by that jurisdiction;
(x) there are no liens on any of the assets of Purchaser that arose in connection with any failure (or alleged failure) to pay any Taxes; (xi) Purchaser is not a party to any allocation or sharing agreement or intercompany account system (whether written or unwritten) in respect of Taxes.*

                  Section 2.29 Brokers and Finders. Neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated in the Transaction Agreement, except that Purchaser has employed J.P. Morgan & Co. Incorporated as its financial advisors, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

                  Section 2.30 Aggregation. The imperfections, defects, orders, actions, defaults, liabilities, inaccuracies and other items omitted from disclosure in connection with the representations and warranties made in Sections 2.1 through 2.29 on grounds of immateriality or failure to have a Purchaser Material Adverse Effect do not and could not, taken as a whole, cause or result in losses, damages, claims or liabilities greater than US$15,000,000.

--------

* Other representations to be provided by non-U.S. tax counsel relevant to jurisdictions where companies or their assets are located.



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



                                    ANNEX III

                     Conditions to Obligations of Each Party


                  The obligations of the parties to consummate the transactions contemplated by the Transaction Agreement will be subject to the satisfaction or waiver of the following conditions:

                  (a) No court of competent jurisdiction shall have issued or entered any order which is then in effect and has the effect of making any of the transactions contemplated by the Transaction Agreement illegal or otherwise prohibiting their consummation.

                  (b) Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under any competition, merger control or similar Law, including Council Regulation (EEC) No. 4064/89 and [List non-European antitrust and regulatory filings], shall have expired or been terminated.





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                                    ANNEX IV

                   Conditions to the Obligations of Purchaser

                  The obligation of Purchaser to consummate the transactions contemplated by the Transaction Agreement will be subject to the satisfaction or waiver of the following additional conditions:

                  (a) Each of the representations and warranties of Parent and International contained in the Transaction Agreement shall be true and correct in all material respects as of the Measuring Date and the Closing as though made on and as of each such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Purchaser shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

                  (b) Parent shall have performed or complied in all material respects with all agreements and covenants required by the Transaction Agreement to be performed or complied with by it on or prior to the Measuring Date and the Closing, as the case may be, and Purchaser shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

                  (c) Parent shall have furnished to Purchaser evidence reasonably satisfactory to it that the aggregate consolidated indebtedness of the International Subsidiaries as of the Closing does not exceed $215.5 million.

                  (d) Parent and the Parent Subsidiaries shall have obtained the Parent Closing Consents.

                  (e) Parent shall have executed and delivered the Shareholders Agreement.

                  (f) Parent shall have executed and delivered the Technical Cooperation Agreement.



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                                     ANNEX V

                     Conditions to the Obligations of Parent

                  The obligation of Parent to consummate the transactions contemplated by the Transaction Agreement will be subject to the satisfaction or waiver of the following additional conditions:

                  (a) Each of the representations and warranties of Purchaser contained in the Transaction Agreement shall be true and correct in all material respects as of the Measuring Date and the Closing, as though made on and as of each such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.

                  (b) Purchaser shall have performed or complied in all material respects will all agreements and covenants required by the Transaction Agreement to be performed or complied with by it on or prior to the Measuring Date and the Closing, as the case may be, and Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.

                  (c) Purchaser shall have obtained the Purchaser Closing Consents.

                  (d) Purchaser shall have executed and delivered the Shareholders Agreement.

                  (e) Purchaser shall have executed and delivered the Technical Cooperation Agreement.








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                                    ANNEX VI

                          Survival and Indemnification

                  Section 6.1 Survival. The representations of the parties shall survive the Closing until the publication of audited financial statements of Purchaser for the year ended December 31, 1999 (which is expected to be approximately March 31, 2000), except that the representations as to Corporate Organization and Qualification, Authorized Capital, Ownership and Title, No Dilution and Corporate Authority shall survive in perpetuity, the representations as to Environmental Matters shall survive until the fifth anniversary of the Closing and the representations as to Taxes and Employee Benefits shall survive until the expiration of all relevant statutes of limitations.

                  Section 6.2 Indemnification. (a) Parent and International shall jointly and severally indemnify Purchaser against any direct losses, costs, expenses and damages of any kind or nature whatsoever (each, a "Loss") arising in connection with: (i) any breach of any representation, as qualified by schedules delivered in accordance with Section 3(a), made by Parent or International in the Transaction Agreement or any other certificate or document delivered pursuant to such Agreement, (ii) any breach or violation of, or failure to perform fully, any covenant, agreement, undertaking or obligation of Parent or International set forth in the Transaction Agreement, or (iii) any Taxes for which Parent and International are liable, in accordance with Section 4(a), pursuant to the Transaction Agreement. Parent and International shall not be liable for damages arising in connection with its indemnification obligations until the amount of damages incurred exceeds $15,000,000 in the aggregate. In such event, Parent and International shall be liable for all such damages including the first $15,000,000.

                  (b) Purchaser shall indemnify Parent and International against all Losses arising in connection with: (i) any breach of any representation (as qualified by schedules delivered in accordance with Section 3(a), made by



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Purchaser in the Transaction Agreement or any other certificate or document delivered pursuant to such Agreement) in respect of matters that were not publicly disclosed prior to the twentieth day prior to the Measuring Date, (ii) any breach or violation of, or failure to perform fully, any covenant, agreement, undertaking or obligation of Purchaser set forth in the Transaction Agreement, or (iii) any Taxes for which Purchaser is liable, in accordance with
Section 4(b), pursuant to the Transaction Agreement. Purchaser shall not be liable for damages arising in connection with its indemnification obligations until the amount of damages (calculated as set forth below) incurred exceeds $15,000,000 in the aggregate. In such event, Purchaser shall be liable for all such damages including the first $15,000,000. For purposes of calculating damages to Parent and International in connection with any indemnity or claim, damages to Parent or International, as the case may be, shall be calculated as the damages to Purchaser in respect of such item multiplied by the fraction the numerator of which is the aggregate number of Consideration Shares issued to Parent and its Subsidiaries at Closing and the denominator of which is the number of Purchaser Shares outstanding at Closing (including the issuance of the Consideration Shares) (the "Parent Percentage Ownership"), such amount to be increased by an amount equal to such amount multiplied by the Parent Percentage Ownership. For purposes of calculating damages to Purchaser relating to an International Subsidiary which is less than 100% owned, directly or indirectly, by Parent, Purchaser may make a claim for indemnification for such Loss, subject to the provisions of this Section 6, only up to a percentage of such Loss equal to the percentage ownership of such International Subsidiary held, directly or indirectly, by Parent on the Closing.

                  Section 6.3 Calculation of Loss. (a) In calculating the amount of a Loss, there shall be deducted:

                  (i) an amount equal to any tax benefit (including the creation or increase of a tax loss carried forward) actually realized as a result of such Loss by any of the International Subsidiaries (if the claim is made by



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         the Purchaser) or by the Purchaser or any of its Affiliates (including, with respect to any tax benefit realized after the Closing with respect to a period prior to the Closing and not reflected on the closing balance sheet prepared in connection with the post-closing adjustment referred to in Section 2(b) of the Agreement, the International Subsidiaries) (if the claim is made by Parent or International);

                  (ii) the amount of any specifically identified reserve or provision included in the International Financial Statements (if the claim is made by the Purchaser) or the Purchaser Financial Statements (if the claim is made by International and/or Parent), with respect to the facts or circumstances giving rise to such Loss;

                  (iii) the amount of (i) proceeds actually received under any indemnification arrangement or any policy of insurance, paid to any International Subsidiary (if the claim is made by the Purchaser) or to the Purchaser or its Affiliates (if the claim is made by International and/or Parent), with respect to such Loss, minus (ii) the costs of collection of such proceeds and the insurance premiums paid with respect to any such policy for the period covering such Loss.

                  (b) In the event that the amount of any deduction which shall be applied pursuant to this Section 6.3 is determined after payment by a party under this Agreement of the amount otherwise required pursuant to this Section 6, the indemnified party shall repay the paying party promptly after such determination any amount that the paying party would not have had to pay pursuant to this Section 6 had such determination been made at or prior to the time of such payment.

                  Section 6.4 No party shall be entitled to make a claim for indemnification for Losses against the other in respect of any tax audit or claim which merely modifies the tax period during which a deductible charge or amortization may be taken or in respect of any VAT assessment (except if such VAT is not recoverable), except for any interest or penalties resulting therefrom.



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